Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

DUKE ENERGY SAM, LLC

and

DUKE ENERGY COMMERCIAL ENTERPRISES, INC.,

as Sellers,

and

DYNEGY RESOURCE I, LLC,

as Buyer

dated as of August 21, 2014

TABLE OF CONTENTS

	ARTICLE I
DEFINITIONS AND CONSTRUCTION		2

1.1.	Definitions	2
1.2.	Rules of Construction	18

	ARTICLE II
PURCHASE AND SALE AND CLOSING		19

2.1.	Purchase and Sale	19
2.2.	Purchase Price	19
2.3.	Closing	20
2.4.	Closing Deliveries by Sellers to Buyer	20
2.5.	Closing Deliveries by Buyer to Sellers	20
2.6.	Post-Closing Adjustment	21
2.7.	Allocation of Purchase Price	22

	ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS		22

3.1.	Organization	22
3.2.	Authority	23
3.3.	No Conflicts; Consents and Approvals	23
3.4.	Capitalization	24
3.5.	Legal Proceedings	24
3.6.	Brokers	24

	ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES, THE COAL
PARTICIPANT PROJECTS AND THE COAL PARTICIPANT PROJECT ASSETS		24

4.1.	Organization	24
4.2.	No Conflicts; Consents and Approvals	25
4.3.	Capitalization	25
4.4.	Business	26
4.5.	Legal Proceedings	26
4.6.	Compliance with Laws and Orders	26
4.7.	Financial Statements; Liabilities	26
4.8.	Absence of Certain Changes	27
4.9.	Taxes	27
4.10.	Regulatory Matters	28
4.11.	Contracts	28
4.12.	Real Property	30
4.13.	Permits	31
4.14.	Environmental Matters	32
4.15.	Insurance	33

4.16.	Intellectual Property	33
4.17.	Brokers	33
4.18.	Employees and Labor Matters	34
4.19.	Employee Benefits	35
4.20.	No Other Representations or Warranties	36

	ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		36

5.1.	Organization	36
5.2.	Authority	36
5.3.	No Conflicts	37
5.4.	Legal Proceedings	37
5.5.	Compliance with Laws and Orders	37
5.6.	Brokers	37
5.7.	Securities Law Matters	37
5.8.	Experience; Investigation	38
5.9.	Disclaimer Regarding Projections	38
5.10.	Financial Resources	38

	ARTICLE VI
COVENANTS		39

6.1.	Regulatory and Other Approvals	39
6.2.	Access of Buyer and Sellers	41
6.3.	Interim Operations and Certain Restrictions	42
6.4.	Use of Certain Names	45
6.5.	Support Obligations	47
6.6.	Excluded Items; Post-Closing Payments on Purchased Assets	51
6.7.	Employee and Benefit Matters	52
6.8.	Affiliate Contracts; Affiliate Dedicated Contracts; Affiliate Shared Services Contracts	57
6.9.	Indebtedness; Distributions	58
6.10.	Insurance	59
6.11.	Casualty	59
6.12.	Condemnation	59
6.13.	Transition Plan; Transition Services Arrangements; Replacement of Representatives	60
6.14.	Tax Matters	61
6.15.	Further Assurances	65
6.16.	Competing Transactions	65
6.17.	Public Announcements	65
6.18.	Confidentiality	66
6.19.	Updates; Supplements to Schedules	66
6.20.	Separation of Generation and Transmission Assets and Operations	67
6.21.	Related Agreements	67
6.22.	Real Property Matters	68
6.23.	Financing Cooperation	68

	ARTICLE VII
BUYER’S CONDITIONS TO CLOSING		70

7.1.	Representations and Warranties	70
7.2.	Performance	70
7.3.	Officer’s Certificate	70
7.4.	Orders and Laws	70
7.5.	Consents and Approvals	70
7.6.	Resignation of Members, Managers, Officers and Directors	70
7.7.	Closing Deliveries	71
7.8.	Title Matters	71
7.9.	Material Adverse Effect	71
7.10.	Certain Information	71
7.11.	Frustration of Closing Conditions	71

	ARTICLE VIII
SELLERS’ CONDITIONS TO CLOSING		71

8.1.	Representations and Warranties	71
8.2.	Performance	72
8.3.	Release of Support Obligations	72
8.4.	Officer’s Certificate	72
8.5.	Orders and Laws	72
8.6.	Consents and Approvals	72
8.7.	Closing Deliveries	72
8.8.	Frustration of Closing Conditions	72

	ARTICLE IX
TERMINATION		72

9.1.	Termination	72
9.2.	Effect of Termination	73

	ARTICLE X
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS		74

10.1.	Indemnification	74
10.2.	Limitations of Liability	75
10.3.	Release	77
10.4.	Waiver of Other Representations	77
10.5.	Waiver of Remedies	78
10.6.	Procedure with Respect to Third-Party Claims	79
10.7.	Procedures with Respect to Retained Seller Actions	80
10.8.	Access to Information	81

	ARTICLE XI
MISCELLANEOUS		81

11.1.	Notices	81
11.2.	Entire Agreement	82

11.3.	Expenses	83
11.4.	Disclosure	83
11.5.	Waiver	83
11.6.	Amendment	83
11.7.	No Third Party Beneficiary	83
11.8.	Assignment; Binding Effect	84
11.9.	Specific Performance	84
11.10.	Headings	84
11.11.	Invalid Provisions	84
11.12.	Counterparts; Facsimile	84
11.13.	Governing Law; Venue; Jurisdiction	84
11.14.	Waiver of Jury Trial	85
11.15.	Finance-Related Arrangements	85

APPENDICES

Appendix I	Project Related Defined Terms

EXHIBITS

Exhibit A	Form of Contribution Agreement Amendment
Exhibit B	Form of Buyer Guarantee
Exhibit C	Form of Sellers Guarantee
Exhibit D	Form of Access Agreement
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Company Assignment Agreement
Exhibit G	Form of Transition License Agreement
Exhibit H	Employee Pension Matters
Exhibit I	Form of Transition Services Agreement

SCHEDULES

1.1—AC	Affiliate Contracts
1.1—AD	Affiliate Dedicated Contracts
1.1—AS	Affiliate Shared Services Contracts
1.1—AN	Available Non-Unionized Employees
1.1—K	Knowledge
1.1—NWC	Net Working Capital
1.1—PL	Permitted Liens
1.1—PL(c)	Permitted Liens Released on or prior to Closing
1.1—SE	Corporate Support Employees
1.1—UE	Unionized Employees
2.2(c)	Projected Capital Expenditures
3.3(b)	Sellers Approvals
3.4	Capitalization

v

SCHEDULES

4.2(b)	Acquired Company Consents
4.4	Operation of the Business
4.5	Legal Proceedings
4.7(a)	Financial Statements
4.7(b)	Liabilities
4.8	Certain Changes
4.9	Taxes
4.10	Regulatory Matters
4.11	Material Contracts
4.11(d)	Material Contract Compliance
4.12(a)	Natural Gas Project Real Property
4.12(b)	Coal Operator Project Real Property
4.12(c)	Coal Participant Project Real Property
4.12(d)	Retail Real Property
4.12(e)	Leased Real Property
4.13	Permits
4.14(a)	Environmental Matters
4.14(b)	Emission Allowances
4.15	Insurance
4.18(b)	Employee and Labor Matters
4.18(b)(i)	Collective Bargaining Agreements
4.19(a)	Sellers Benefit Plans
4.19(b)(ii)	Qualified Plans
5.3(b)	Buyer Approvals
5.10	Debt Commitment Letters
6.3(a)	Conduct of Business
6.3(a)(xviii)	Transfer of Business Employees
6.4(a)	Sellers Marks
6.4(e)	Specified Marks
6.5(a)	Support Obligations
6.6	Excluded Items
6.7(c)(iv)(B)	Non-Active Available Non-Unionized Employees
6.8(a)	Continued Affiliate Contracts
6.13(a)	Transition Plan Matters
6.13(b)	Certain Material Software
6.14(j)	Tax-Exempt Bond Matters
6.20	GT Separation
6.21	Related Agreements
6.22	Title Company Affidavit

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of August 21, 2014 (this “Agreement”) is made and entered into by and among Duke Energy SAM, LLC, a Delaware limited liability company (“Generation Seller”), and Duke Energy Commercial Enterprises, Inc., an Indiana corporation (“Retail Seller” and, together with Generation Seller, collectively, “Sellers,” and each, individually, a “Seller”), and Dynegy Resource I, LLC, a Delaware limited liability company (“Buyer” and, together with Sellers, collectively, the “Parties,” and each, individually, a “Party”).

RECITALS

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, one hundred percent (100%) of the membership interests in the direct or indirect owners of (i) five (5) natural gas-fired power plants located in the State of Ohio, the Commonwealth of Pennsylvania and the State of Illinois, (ii) one (1) oil-fired electric generating plant located in the State of Ohio, (iii) partial interests in five (5) coal-fired power plants located in the State of Ohio and (iv) a retail energy business, all on the terms and subject to the conditions set forth herein;

WHEREAS, effective as of the Closing (as defined below), the Coal Project Companies (as defined below) and DEO (as defined below) will enter into amendments to their corresponding Contribution Agreements, each in the form attached hereto as Exhibit A (each, a “Contribution Agreement Amendment”);

WHEREAS, as a material inducement to Sellers to enter into this Agreement, concurrently with the execution of this Agreement, Dynegy Inc., a Delaware corporation (“Buyer Guarantor”) and an Affiliate of Buyer, has issued and delivered a guarantee (the “Buyer Guarantee”) in the form attached hereto as Exhibit B in favor of Sellers with respect to the obligations of Buyer arising under, or in connection with, this Agreement and the Transition Services Agreement (as defined below); and

WHEREAS, as a material inducement to Buyer to enter into this Agreement, concurrently with the execution of this Agreement, Duke Energy Corporation, a Delaware corporation (“Parent”) and an Affiliate of Sellers, has issued and delivered a guarantee (the “Sellers Guarantee”) in the form attached hereto as Exhibit C in favor of Buyer with respect to the obligations of Sellers arising under, or in connection with, this Agreement and the Transition Services Agreement.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1.                            Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Access Agreements” means the access agreements, substantially in the form attached hereto as Exhibit D, to be entered into as of the Closing by and between a Seller or its Non-Company Affiliate, on the one hand, and each Coal Operator Project Company or DE Dicks Creek, on the other hand, relating to the GT Separation work.

“Acquired Companies” means, collectively, DECAM, the HoldCos, the Project Companies and the Retail Company and each, individually, an “Acquired Company.”

“Acquired Company Consents” has the meaning given to it in Section 4.2(b).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.  For the avoidance of doubt, the Coal Project Co-Owners shall not be deemed Affiliates of Sellers or the Acquired Companies for purposes of this Agreement.

“Affiliate Contracts” means, collectively, those Contracts between any of the Acquired Companies, on the one hand, and a Seller or Non-Company Affiliate, on the other hand, each of which is listed on Schedule 1.1-AC.

“Affiliate Dedicated Contracts” means, collectively, those Contracts between a Seller or Non-Company Affiliate, on the one hand, and a Counterparty, on the other hand, relating to the purchase, sale or disposition of any products, by-products or services exclusively or primarily for the benefit of any of the Acquired Companies or the Projects, listed on Schedule 1.1-AD.

“Affiliate Shared Services Contracts” means, collectively, those Contracts between a Seller or Non-Company Affiliate, on the one hand, and a Counterparty, on the other hand, for the provision of services in part for the benefit of the Acquired Companies or the Operator Projects, listed on Schedule 1.1-AS.

“Agreement” has the meaning given to it in the Preamble.

“Ancillary Agreements” means the Buyer Guarantee, the Sellers Guarantee, the Contribution Agreement Amendments, the Company Assignment Agreements, the Assignment

and Assumption Agreements, the Access Agreements, the Transition License Agreement and the Transition Services Agreement.

“Applicable Risk Limits” means, collectively, (i) the Midwest Commercial Generation — Duke Energy Retail Sales Risk Limits (applicable to retail electricity supply), (ii) the Midwest Commercial Generation — Duke Energy Retail Sales Gas Risk Limits (applicable to retail gas supply), (iii) the Midwest Commercial Generation Risk Limits (applicable to commodities), (iv) the Midwest Commercial Generation Risk Limits (applicable to auctions) and (v) the Midwest Commercial Generation (MCG) and Duke Energy Renewables (DER) Risk Management Control Manual, dated May 2014 (solely to the extent applicable to the Business of the Acquired Companies).

“Ash Disposal Agreement” means a Coal Ash Disposal Agreement, substantially in the form attached as Annex I to Schedule 6.21, to be entered into by and between DE Zimmer and DEO, in accordance with Section 6.21.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assigned Contracts” means, collectively, each Affiliate Dedicated Contract, other than any Affiliate Dedicated Contract that has been terminated as of the Closing in accordance with Section 6.8(b), the Counterparty to which has consented to, or with respect to which no consent is required for, the assignment thereof by the Assignor to the Assignee as contemplated by the Assignment and Assumption Agreements.

“Assignee” has the meaning given to it in the definition of “Assignment and Assumption Agreement.”

“Assignment and Assumption Agreement” means each assignment and assumption agreement, substantially in the form attached hereto as Exhibit E, effecting the assignment to Buyer or one of the Project Companies (as applicable, the “Assignee”) of each Assigned Contract by a Seller or the Non-Company Affiliate that is party thereto (the “Assignor”) subject to the proviso in Section 6.8(b)(ii), and the assumption by the Assignee of all obligations of the Assignor under each Assigned Contract relating to the periods from and after the Closing Date.

“Assignor” has the meaning given to it in the definition of “Assignment and Assumption Agreement.”

“Audited Financial Statements” has the meaning given to it in Section 4.7(a).

“Available Non-Unionized Employees” means (i) certain employees of Sellers or their Affiliates who have provided services relating to the Projects and/or any Acquired Company, and as of the date of this Agreement, a list of such persons is set forth on Schedule 1.1-AN, and (ii) the Corporate Support Employees.

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Business” as to (a) any Project Company, means the ownership and operation, as applicable, of the respective Project, including the generation and sale of capacity, energy and ancillary services by such Project Company at or from the Project, the receipt by such Project Company of natural gas, oil or coal, as applicable, or other fuels and commodities, and the conduct of other activities by such Project Company related or incidental to the foregoing, (b) the Retail Company, means the Retail Company’s competitive electric and natural gas business and the businesses incidental and related thereto, (c) DECAM, means DECAM’s non-regulated electric wholesale and auction business, its coal brokering business formerly conducted under the name Duke Energy Industrial Sales, its business supporting the operations of the Project Companies and the Retail Company, and the ownership and operation of its other business as it is currently owned and operated and (d) any other Acquired Company, means the ownership and operation of such Acquired Company’s business as it is currently owned and operated; provided that the term “Business” shall not include any business relating to any of the Excluded Items.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employees” means, collectively, the Available Non-Unionized Employees and Unionized Employees and each, individually, a “Business Employee.”

“Buyer” has the meaning given to it in the Preamble.

“Buyer Approvals” has the meaning given to it in Section 5.3(b).

“Buyer Fundamental Representations” has the meaning given to it in Section 8.1.

“Buyer Guarantee” has the meaning given to it in the Recitals.

“Buyer Guarantor” has the meaning given to it in the Recitals.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Buyer Pension Plan” has the meaning given to it in Section 6.7(g).

“Buyer Savings Plan” has the meaning given to it in Section 6.7(h).

“Buyer Union Savings Plan” has the meaning given to it in Section 6.7(h).

“CapEx Difference” has the meaning given to it in Section 2.2(c).

“CapEx Difference Estimate” has the meaning given to it in Section 2.5(a)(iii).

“Capital Stock” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of Assets of, the issuing entity.

“Charter Documents” means, with respect to any Person, the articles of incorporation or organization, certificates of formation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim, complaint, action, litigation, investigation, proceeding (whether at law or in equity) or arbitration.

“Claiming Party” has the meaning given to it in Section 10.6(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Co-Owner Agreements” means the agreements among the owners of each Coal Project related to the ownership and operation of the applicable Coal Project, as they may be amended from time to time after the date hereof in accordance with the terms of this Agreement.

“Coal Operator Project Assets” means the Assets of a Coal Operator Project utilized and necessary for the material operations of the applicable Coal Operator Project.

“Coal Operator Project Companies” means, collectively, DE Miami Fort and DE Zimmer (each, as defined in Appendix I) and each, individually, a “Coal Operator Project Company.”

“Coal Operator Project Contracts” means, collectively, Contracts entered into by a Coal Operator Project Company in its capacity as the operator of a Coal Operator Project, on behalf of itself as an owner of the Coal Operator Project and the applicable Coal Project Co-Owners.

“Coal Operator Projects” means, collectively, the Miami Fort Project and the Zimmer Project (each, as defined in Appendix I) and each, individually, a “Coal Operator Project.”

“Coal Participant Project Assets” means the Assets of a Coal Participant Project utilized and necessary for the material operations of the applicable Coal Participant Project.

“Coal Participant Project Companies” means, collectively, DE Stuart, DE Conesville and DE Killen (each, as defined in Appendix I) and each, individually, a “Coal Participant Project Company.”

“Coal Participant Project Contracts” means, collectively, Contracts entered into by a Coal Participant Project Operator on behalf of the owners of a Coal Participant Project.

“Coal Participant Project Operators” means, collectively, the Persons (other than the Coal Participant Project Companies) operating the applicable Coal Participant Projects and each, individually, a “Coal Participant Project Operator.”

“Coal Participant Projects” means, collectively, the Stuart Project, the Conesville Project and the Killen Project (each, as defined in Appendix I) and each, individually, a “Coal Participant Project.”

“Coal Project Assets” means, collectively, the Coal Operator Project Assets and the Coal Participant Project Assets.

“Coal Project Co-Owners” means the owners of the Coal Projects that are not any of the Acquired Companies.

“Coal Project Companies” means, collectively, the Coal Operator Project Companies and the Coal Participant Project Companies and each, individually, a “Coal Project Company.”

“Coal Projects” means, collectively, the Coal Operator Projects and the Coal Participant Projects and each, individually, a “Coal Project.”

“COBRA” has the meaning given to it in Section 6.7(f).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining agreement with any labor union representing employees of Sellers or their Affiliates providing services to any of the Acquired Companies and/or the Projects, as set forth on Schedule 4.18(b)(i).

“Commercial Hedge” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, gas, coal, oil or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights; provided that the term “Commercial Hedge” shall not include any Contracts of the type described in clauses (A) — (D) of Section 4.11(a)(i) (regardless of the aggregate consideration or payment obligations) or any other Contract for the sale, purchase, exchange, transportation or transmission of a commodity pursuant to which delivery of a physical commodity is anticipated.

“Commitment Letter” has the meaning given to it in Section 5.10.

“Company Assignment Agreement” means each assignment agreement, substantially in the form attached hereto as Exhibit F, evidencing the assignment and transfer to Buyer of the Company Interests owned by the applicable Seller.

“Company Interests” means one hundred percent (100%) of the outstanding membership interests in each of DECAM and the Retail Company.

“Condemnation Value” has the meaning given to it in Section 6.12.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Parent, dated April 16, 2014.

“Continued Affiliate Contracts” has the meaning given to it in Section 6.8(a).

“Continuing Non-Unionized Employee” has the meaning given to it in Section 6.7(c)(iv).

“Continuing Support Obligation” has the meaning given to it in Section 6.5(d).

“Contract” means any written contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Contribution Agreement Amendment” has the meaning given to it in the Recitals.

“Contribution Agreements” means those certain contribution agreements between each of the Project Companies and DEO, pursuant to which DEO’s assets, rights and obligations relating to the corresponding Project were transferred to the applicable Project Company.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code or (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to any Acquired Company or any ERISA Affiliate of any Acquired Company or subsidiary thereof.

“Corporate Support Employees” means certain employees of Sellers or their Affiliates providing support services to the Projects and/or the Acquired Companies, and as of the date of this Agreement, a list of such persons is set forth on Schedule 1.1-SE.

“Counterparty” has the meaning given to it in Section 6.8(b)(i).

“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations (not supported by third party credit enhancements) by S&P or Moody’s, as applicable, and any successors thereto, or if such rating is not available, such Person’s corporate or issuer rating.

“DECAM” means Duke Energy Commercial Asset Management, LLC, an Ohio limited liability company.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“DEO” means Duke Energy Ohio, Inc., an Ohio corporation.

“Determination Period” has the meaning given to it in Section 2.6(a).

“DOJ” means the United States Department of Justice, Antitrust Division.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law or the Release or threatened Release of any Hazardous Material.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. § 5101 et seq.; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution or protection of the environment.

“Equity Securities” means (i) Capital Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to acquire, any Capital Stock and (iii) securities convertible into or exercisable or exchangeable for shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 400l(b)(l) of ERISA that includes a Seller, or that is a member of the same “controlled group” as a Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Acquired Companies shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Exchange Act” has the meaning given to it in Section 6.18.

“Excluded Items” has the meaning given to it in Section 6.6(a).

“Excluded Liabilities” means all Claims, Losses and obligations of each Acquired Company, each Seller and any of their respective Affiliates arising out of: (i) all Excluded Items, including any Non-Transferred Excluded Items and any actions taken by or on behalf of any Seller, any Acquired Company or any of their respective Affiliates in connection therewith, (ii) subject to clause (iii) below, all Terminated Agreements, (iii) any Sellers Benefit Plan, including any obligations resulting from the transactions contemplated hereby, except to the extent specifically assumed or indemnified by Buyer pursuant to Section 6.7, (iv) the Assigned Contracts, to the extent relating to the periods prior to the Closing Date and not included in the calculation of Net Working Capital and (v) fees payable to any broker, finder, financial advisor or agent by or on behalf of any Seller or any of its respective Affiliates with respect to the transactions contemplated by this Agreement.

“EWG” means an “exempt wholesale generator” within the meaning of PUHCA.

“FERC” means the Federal Energy Regulatory Commission.

“Final Determination” means a determination as defined in Section 1313(a) of the Code or any similar state, local, or non-U.S. Tax Laws, to the extent such a Final Determination has been applied directly to a matter involving any of the Acquired Companies.

“Financing” has the meaning given to it in Section 6.23(a)(i).

“Financing Source” means each actual or prospective agent, arranger, lender, investor, underwriter, initial purchaser and placement agent providing, or acting in connection with, any Financing or any Affiliates of any such Person and any other potential financing source, and each of their respective controlling persons, agents and Representatives, and any of their respective successors and assigns.

“Financial Statements” has the meaning given to it in Section 4.7(a).

“FPA” means the Federal Power Act of 1935.

“FTC” means the Federal Trade Commission.

“FUCO” means a “foreign utility company” within the meaning of PUHCA.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Generation Seller” has the meaning given to it in the Preamble.

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the industry related to the applicable Acquired Company or its predecessor Affiliate during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could have been expected to accomplish the desired result in a manner consistent with good business practices, Law, reliability and safety.  “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts generally accepted in the region.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas or power markets.

“GT Separation” has the meaning given to it in Section 6.20.

“Hazardous Material” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum, petroleum products, coal combustion by-products, asbestos, polychlorinated biphenyls and similar substances and materials that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law.

“Hedging Activities” has the meaning given to it in Section 6.3(c).

“HoldCos” means the intermediate holding companies DECAM HoldCo, DECAM Gas and DECAM Coal, collectively (each, as defined in Appendix I).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing; provided that Indebtedness shall not include any claim for subrogation by any Seller or any of its respective Affiliates against an Acquired Company with respect to any credit support provided on behalf of such Seller or such Affiliate of such Seller for the benefit of such Acquired Company.

“Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Intellectual Property” means the following intellectual property rights, both statutory and common Law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, that gives a competitive advantage.

“Interconnection Agreements” means Interconnection Agreements between and among (i) the owners of each Coal Project, the transmission owners interconnecting with such Coal Projects and PJM and (ii) DE Dicks Creek, the transmission owner interconnecting with the Dicks Creek Project and PJM, in each case, to be entered into in accordance with Section 6.21, and in form and substance reasonably satisfactory to Buyer.

“Interest Rate” means five percent (5%) per annum.

“Interim Financial Statements” has the meaning given to it in Section 4.7(a).

“Interim Period” means the period from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms.

“Investment Grade” means a Credit Rating of at least “BBB-” from S&P and at least “Baa3” from Moody’s.

“IRS” means the United States Internal Revenue Service.

“Knowledge” when used in a particular representation in this Agreement with respect to any Seller or Sellers, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1-K.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, court decisions, and other pronouncements having the effect of law of any Governmental Authority.

“Leased Operator Project Real Property” means the real property leased or subleased by any of the Operator Project Companies, as tenant, together with, to the extent leased by any of the Operator Project Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Operator Projects attached or appurtenant thereto.

“Leased Participant Project Real Property” means the real property leased or subleased by any of the Coal Participant Project Companies, as tenant, together with, to the extent leased by any of the Coal Participant Project Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Coal Participant Projects attached or appurtenant thereto.

“Leased Real Property” means the Leased Participant Project Real Property, the Leased Operator Project Real Property and the Leased Retail Real Property, collectively.

“Leased Retail Real Property” means the real property leased or subleased by the Retail Company, as tenant, together with, to the extent leased by the Retail Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Retail Company attached or appurtenant thereto.

“Letter of Credit” means an irrevocable, standby letter of credit issued by a U.S. commercial bank or the U.S. branch of a foreign bank with ratings of at least “A-” by S&P and at least “A3” by Moody’s, and having total assets of at least $10,000,000,000 (the “Minimum Issuer Requirements”) which shall (a) include customary terms and conditions (including terms and conditions substantially similar to or more favorable than those in the Support Obligation which is being replaced or backstopped by such letter of credit), (b) contain customary rights permitting the beneficiary of such letter of credit to draw upon such letter of credit upon any event or omission that would have allowed the Support Obligation being replaced by such letter of credit to be drawn or called upon, including upon certification of any breach of the underlying Contract if applicable, and (c) contain the right for the beneficiary thereof to draw on such letter of credit if such letter of credit has not been renewed or replaced at least thirty (30) days prior to the expiration thereof (or such lesser period as may be specified in the underlying Contract to which such letter of credit relates) or if it is not timely replaced in accordance with the requirements of Section 6.5(d)(iv)(A).

“LIBOR” means the three (3) month London Interbank Offered Rate, as quoted in The Wall Street Journal (or any successor to or, if such service is not available from The Wall Street Journal, substitute for such service providing rate quotations comparable to those currently provided by The Wall Street Journal).

“License Period” has the meaning given to it in Section 6.4(b).

“Licensed Mark” has the meaning given to it in Section 6.4(b).

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right, lease or other similar property interest or encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any Claim, dispute, default or assessment), whether involving Claims solely between the Parties, third party Claims or otherwise.  For all purposes in this Agreement, the term “Losses” does not include any Non-Reimbursable Damages.

“LTSA” means each Long Term Service Agreement between General Electric International, Inc. and a Project Company.

“Material Adverse Effect” means a material adverse effect on (i) the Assets, properties, businesses, financial condition or results of operations of the Acquired Companies, taken as a whole, or (ii) the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any change or effect resulting from (a) any change in economic conditions generally or in the industry in which an Acquired Company operates, (b) any change in general regulatory or political conditions, including any acts of war or terrorist activities, (c) any continuation of an adverse trend or condition, (d) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of the Acquired Companies, (e) any change in any Laws (including Environmental Laws) or regulatory policy, including any rate or tariff, (f) changes or adverse conditions in the securities markets, (g) the failure of any Seller or any Non-Company Affiliate to effect the assignment of any Contract to Buyer, any Acquired Company or any Affiliate of Buyer, (h) any changes in the costs of commodities or supplies, including fuel, or changes in the price of electricity, (i) any new generating facilities and their effect on pricing or transmission, (j) any change in the financial condition or results of operation of an Acquired Company caused by the pending sale of such Acquired Company to Buyer, including changes due to the Credit Rating of Buyer, (k) any actions to be taken pursuant to or in accordance with this Agreement, (l) the announcement or pendency of the transactions contemplated hereby or the public disclosure of the identity of Buyer as purchaser of the Acquired Companies and (m) any change or effect that is cured in full (including by means of any cash payment or payments) by the date that is the earlier of the Closing Date or the date that is thirty (30) days after the date of such change or effect; provided that the items set forth in clauses (a), (b), (d), (e), (f), (h) and (j) above, shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such items have a disproportionate effect on the affected Acquired Companies relative to other participants in the industry and markets in which the affected Acquired Companies conduct their respective Business.

“Material Contracts” has the meaning given to it in Section 4.11(a).

“Minimum Issuer Requirements” has the meaning given to it in the definition of “Letter of Credit.”

“Moody’s” means Moody’s Investors Services, Inc.

“Natural Gas Project Companies” means, collectively, DE Hanging Rock, DE Washington, DE Fayette, DE Lee and DE Dicks Creek (each, as defined in Appendix I) and each, individually, a “Natural Gas Project Company.”

“Natural Gas Projects” means, collectively, the Hanging Rock Project, the Washington Project, the Fayette Project, the Lee Project and the Dicks Creek Project (each, as defined in Appendix I) and each, individually, a “Natural Gas Project.”

“Net Working Capital” means (without duplication) the amount (expressed as a positive or negative number) equal to (a) the total current assets of the Acquired Companies, including non-current mark to market assets, on a combined basis, minus (b) the total current liabilities of the Acquired Companies, including non-current mark to market liabilities, on a combined basis, in each case (i) excluding (A) any Excluded Items, (B) Taxes, including both current and deferred Tax assets and both current and deferred Tax liabilities and (C) the mark to market value of all contracts which are not cash collateralized, (ii) measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated hereby and (iii) determined in accordance with the methodology used in the preparation of Schedule 1.1-NWC, and otherwise in accordance with GAAP; provided that to the extent that there is any conflict between the provisions of this definition, the application of GAAP and Schedule 1.1-NWC, the terms of Schedule 1.1-NWC shall control.

“Net Working Capital Difference” has the meaning given to it in Section 2.2(b).

“Non-Company Affiliate” means any Affiliate of any Seller, except for the Acquired Companies.

“Non-Reimbursable Damages” has the meaning given to it in Section 10.5(b).

“Non-Transferred Excluded Item” has the meaning given to it in Section 6.6(a).

“NWC Difference Estimate” has the meaning given to it in Section 2.5(a)(ii).

“O&M Agreement” means an Operation and Maintenance Agreement, substantially in the form attached hereto as Annex II to Schedule 6.21, to be entered into by and between Duke Energy Kentucky, Inc. and DE Miami Fort in accordance with Section 6.21.

“Offer Period” has the meaning given to it in Section 6.3(a)(xviii).

“Operator Project Companies” means, collectively, the Natural Gas Project Companies and the Coal Operator Project Companies and each, individually, an “Operator Project Company.”

“Operator Projects” means, collectively, the Natural Gas Projects and the Coal Operator Projects and each, individually, an “Operator Project.”

“Outside Date” has the meaning given to it in Section 9.1(c).

“Owned Operator Project Real Property” means (a) real property in which any of the Natural Gas Project Companies has fee title (or equivalent) interest in a Natural Gas Project, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Natural Gas Projects attached or appurtenant thereto, and (b) real property in which any of the Coal Operator Project Companies has its proportionate share in the undivided interest in fee title (or equivalent) interest in a Coal Operator Project, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Coal Operator Projects attached or appurtenant thereto.

“Owned Participant Project Real Property” means real property in which any of the Coal Participant Project Companies has its proportionate share in the undivided interest in fee title (or equivalent) interest in a Coal Participant Project, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Coal Participant Projects attached or appurtenant thereto.

“Owned Real Property” means the Owned Participant Project Real Property, the Owned Operator Project Real Property and the Owned Retail Real Property, collectively.

“Owned Retail Real Property” means real property in which the Retail Company has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Retail Company attached or appurtenant thereto.

“Parent” has the meaning given to it in the Recitals.

“Parties” has the meaning given to it in the Preamble.

“Pension Plan Participants” has the meaning given to it in Section 6.7(g).

“Pension Spin-Off Date” has the meaning given to it in Section 6.7(g).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business consistent with past practices by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by a Seller or an Acquired Company, (c) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring an Owned Real Property or Leased Real Property or any commitments therefor, or in any title reports, including any drafts of the foregoing, in each case that have been made available to Buyer (provided, however, that all Liens listed on Schedule 1.1-PL(c) shall be released on or prior to Closing, and the Liens listed on Schedule 1.1-PL under the heading “DP&L Mortgages” that were granted by Dayton Power & Light Company and erroneously listed as encumbrances on the title commitments shall be deemed not to be Permitted Liens), (d) (x) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value or the current use of the affected property or (y) zoning, planning and other similar regulatory limitations and restrictions, and all rights of any Governmental Authority to regulate an Owned Real Property or Leased Real Property, (e) the terms and conditions of the Contracts listed on Schedule 4.11, (f) any Lien that is released on or prior to the Closing, (g) Liens disclosed on the Financial Statements, (h) any Lien resulting from the Co-Owner Agreements and (i) except as provided in clause (c) hereof, the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PJM” means PJM Interconnection, L.L.C.

“Pre-Closing Taxable Period” has the meaning given to it in Section 6.14(b).

“Preamble” means the preamble of this Agreement.

“Projects” means the Operator Projects and the Coal Participant Projects, collectively, and each, individually, a “Project.”

“Project Companies” means, collectively, the Operator Project Companies and the Coal Participant Project Companies and each, individually, a “Project Company.”

“PUHCA” has the meaning given to it in Section 4.10.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7(a).

“Purchased Assets” means all of the Assets of the Acquired Companies, excluding the Excluded Items and the Excluded Liabilities; provided that, with respect to the Coal Project Companies, the Purchased Assets shall only include each Coal Project Company’s proportionate share in the undivided interest in the applicable Coal Project Assets.

“QF” means a “qualifying facility” within the meaning of the Public Utility Regulatory Policies Act of 1978.

“Qualified Plans” has the meaning given to it in Section 4.19(b)(ii).

“Recitals” means the recitals of this Agreement.

“Related Agreements” means the Ash Disposal Agreement, the Interconnection Agreements and the O&M Agreement.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, managers, partners, members, employees, counsel, accountants, financial advisers and consultants.

“Required Approvals” means the Sellers Approvals, Buyer Approvals and Acquired Company Consents, to the extent relating to filings, waivers, approvals, consents, authorizations and notices required to be made with, obtained from or provided to a Governmental Authority prior to the Closing.

“Responding Party” has the meaning given to it in Section 10.6(a).

“Restoration Cost” has the meaning given to it in Section 6.11.

“Retail Company” means Duke Energy Retail Sales, LLC, a Delaware limited liability company.

“Retail Seller” has the meaning given to it in the Preamble.

“Retained Seller Action” has the meaning given to it in Section 10.07(a).

“S&P” means Standard and Poor’s Financial Services LLC.

“Schedule Supplement” has the meaning given to it in Section 6.19.

“Schedules” means the disclosure schedules prepared by Sellers and attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning given to it in the Preamble.

“Sellers Approvals” has the meaning given to it in Section 3.3(b).

“Sellers Benefit Plans” has the meaning given to it in Section 4.19(a).

“Sellers Fundamental Representations” has the meaning given to it in Section 7.1.

“Sellers Guarantee” has the meaning given to it in the Recitals.

“Sellers Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Sellers Marks” has the meaning given to it in Section 6.4(a).

“Sellers Pension Plans” means the Duke Energy Retirement Cash Balance Plan and the Cinergy Corp. Union Employees’ Retirement Income Plan.

“Sellers Savings Plan” means the Duke Energy Retirement Savings Plan.

“Sellers Determination” has the meaning given to it in Section 2.6(a).

“Specified Marks” has the meaning given to it in Section 6.4(e).

“Straddle Taxable Period” has the meaning given to it in Section 6.14(b).

“Support Obligations” has the meaning given to it in Section 6.5(a).

“Target Net Working Capital” means an amount equal to $195,000,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, franchise, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges, surcharges or fees imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto and (ii) any liability for amounts described in clause (i) as a result of transferee liability, by Contract or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Matter” has the meaning given to it in Section 6.14(e).

“Terminated Agreement” means any (i) Affiliate Contract that will be or has been terminated as of the Closing pursuant to Section 6.8(a) and (ii) Affiliate Dedicated Contract that will be or has been terminated as of the Closing pursuant to Section 6.8(b).

“Title Company Affidavit” has the meaning given to it in Section 6.22.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges (excluding any “bulk sales” Taxes relating to any Tax liability of Sellers for the Pre-Closing Taxable Period for which Buyer may become secondarily or jointly liable as a successor or transferee of any Seller).

“Transition License” has the meaning given to it in Section 6.4(b).

“Transition License Agreement” means the transition license agreement, substantially in the form of Exhibit G attached hereto, to be entered into by and between Parent and Retail Company at the Closing.

“Transition Plan” has the meaning given to it in Section 6.13(a).

“Transition Services Agreement” has the meaning given to it in Section 6.13(c).

“Transitioning Software” has the meaning given to it in Section 6.13(b).

“Unionized Employees” means employees of Sellers or their Affiliates providing services effective as of the Closing Date to the Projects and/or any Acquired Company who are covered by a Collective Bargaining Agreement, and as of the date of this Agreement, a list of such persons is set forth on Schedule 1.1-UE.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989.

1.2.                            Rules of Construction.

(a)                                 All article, section, subsection, schedules, exhibit and appendix references used in this Agreement are to articles, sections, subsections, schedules, exhibits and appendices to this Agreement unless otherwise specified.  The exhibits, appendices and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 Any reference to information “made available” to Buyer by Sellers or the Acquired Companies means that such information has been provided to Buyer, its counsel or other Representatives either through access to an online data room maintained by Sellers in connection with the transactions contemplated by this Agreement or through direct correspondence with the Person requesting such information.

(c)                                  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb), and a term that is defined in the singular shall have a corresponding meaning in the plural and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced herein are in U.S. dollars.

(d)                                 Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)                                   With respect to the Coal Project Companies, the phrase “consistent with past practices” shall be deemed to include the past practices of their predecessor Affiliates.

(g)                                  Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1.                            Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)                                 Buyer shall purchase from Generation Seller, and Generation Seller shall sell and convey to Buyer, one hundred percent (100%) of the outstanding membership interests in DECAM, free and clear of all Liens; and

(b)                                 Buyer shall purchase from Retail Seller, and Retail Seller shall sell and convey to Buyer, one hundred percent (100%) of the outstanding membership interests in the Retail Company, free and clear of all Liens.

2.2.                            Purchase Price.  The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 is equal to the sum of:

(a)                                 $2,800,000,000 (the “Base Purchase Price”);

(b)                                 plus, an amount equal to (i) the Net Working Capital as of the Closing, minus (ii) the Target Net Working Capital, the result of which may be a positive or negative number (the “Net Working Capital Difference”); and

(c)                                  plus, an amount equal to (i) the total amount of all capital expenditures incurred, in the aggregate, by or on behalf of the Acquired Companies during the Interim Period, so long as such capital expenditures are incurred in accordance with Section 6.3(b), minus (ii) the total amount of budgeted capital expenditures for the Acquired Companies for the Interim Period set forth on Schedule 2.2(c), as updated in accordance with the terms of this Section 2.2 during the Interim Period, the result of which may be a positive or negative number (the “CapEx Difference”).

For purposes of Section 2.2(c) above, (i) “capital expenditures incurred” shall be determined by additions to property, plant and equipment recognized by the Acquired Companies during the specified period consistent with the basis on which, and using the same accounting policies, practices and principles (as may be adjusted, if necessary, to accommodate a mid-accounting period Closing Date) with which the Acquired Companies or their predecessor Affiliates have prepared their historical financial statements, including additions classified as construction work in progress and other additions to property accounts; and (ii) “budgeted capital expenditures” shall be those projected capital expenditures set forth on Schedule 2.2(c) as of the end of the month immediately preceding the month in which the Closing takes place, as such Schedule 2.2(c) is updated in or about mid-October 2014 as part of the Acquired Companies’ annual budgeting process, and all references to Schedule 2.2(c) contained in this Agreement shall be deemed to refer to Schedule 2.2(c) as so updated.

2.3.                            Closing.  The Closing shall take place at the offices of Bracewell & Giuliani LLP, 1251 Avenue of the Americas, 49th Floor, New York, New York 10020 at 10:00 A.M. local time, on the third (3rd) Business Day after the conditions to the Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Sellers mutually agree in writing.  The Closing shall be deemed to have occurred for all purposes as of 12:01 A.M. on the Closing Date.  All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4.                            Closing Deliveries by Sellers to Buyer.  At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

(a)                                 an executed counterpart by the applicable Seller, Acquired Company and/or Non-Company Affiliate of each Ancillary Agreement;

(b)                                 a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(c) with respect to each Seller (or the owner of each Seller that is treated as a disregarded entity for federal income Tax purposes);

(c)                                  updated versions of Schedules 1.1-AN and 1.1-UE, reflecting employee levels as of a date not more than five (5) Business Days prior to Closing;

(d)                                 the books and records of the Acquired Companies or otherwise primarily relating to the Business to the extent not located at any of the Project sites; and

(e)                                  such other documents and instruments required to be delivered by Sellers at Closing pursuant to the terms of this Agreement.

2.5.                            Closing Deliveries by Buyer to Sellers.  At the Closing, Buyer shall deliver to Sellers the following:

(a)                                 a wire transfer of immediately available funds (to such account as Sellers shall have notified Buyer of at least three (3) Business Days prior to the Closing Date) in an amount equal to the sum of (i) the Base Purchase Price, plus (ii) Sellers’ good faith estimate of the Net Working Capital Difference as of the Closing (the “NWC Difference Estimate”), plus (iii) Sellers’ good faith estimate of the CapEx Difference as of the Closing (the “CapEx Difference Estimate”), showing in the case of clauses (ii) and (iii) the calculation thereof in reasonable detail and delivered in writing to Buyer at least three (3) Business Days prior to the Closing Date;

(b)                                 an executed counterpart of each Ancillary Agreement, other than the Buyer Guarantee;

(c)                                  any guaranties, cash and/or Letters of Credit required to be delivered to Sellers at the Closing pursuant to Section 6.5(d)(iv); and

(d)                                 such other documents and instruments required to be delivered by Buyer at Closing pursuant to the terms of this Agreement.

2.6.                            Post-Closing Adjustment.

(a)                                 After the Closing Date, Sellers and Buyer shall cooperate and provide each other access to their or their Affiliates’ respective books, records and employees to the extent related to the ownership or operation of the Acquired Companies, and Buyer shall use its commercially reasonable efforts to provide Sellers access to the books, records and employees related to each Coal Participant Project, all as reasonably requested in connection with the matters addressed in this Section 2.6.  Within ninety (90) days after the Closing Date (the “Determination Period”), Sellers shall determine the Net Working Capital Difference and the CapEx Difference as of the Closing and shall provide Buyer with written notice of such determination, along with reasonable supporting information and calculations (the “Sellers Determination”); provided that in the event Buyer has not provided Sellers with access to any information required to calculate the Sellers Determination prior to the expiration of the Determination Period pursuant to this Section 2.6(a), the end of the Determination Period shall be tolled until Buyer is able to obtain and provide Sellers with such required information.

(b)                                 If Buyer objects to Sellers Determination, then it shall provide Sellers written notice thereof within thirty (30) days after receiving Sellers Determination.  If the Parties are unable to agree on the Net Working Capital Difference or the CapEx Difference, as applicable, as of the Closing, within thirty (30) days of Sellers’ receipt of such objection (as such time period may be extended by mutual agreement of the Parties), the Parties shall refer such dispute to a nationally-recognized public accounting firm that is independent with respect to each of the Parties (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X) or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants mutually acceptable to Buyer and Sellers, which firm shall make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such firm shall not have the power to modify or amend any term or provision of this Agreement.  Sellers, on the one hand, and Buyer, on the other hand, shall each bear and pay one-half (1/2) of the fees and other costs charged by such accounting firm.  If Buyer does not object to Sellers Determination within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or if Buyer accepts Sellers Determination, the Net Working Capital Difference and the CapEx Difference, as applicable, as set forth in Sellers Determination shall become final and binding upon the Parties for all purposes hereunder.

(c)                                  If the sum of the Net Working Capital Difference and the CapEx Difference as of the Closing (as agreed between the Parties or as determined by the above-referenced accounting firm or otherwise) is greater than or less than the sum of the NWC Difference Estimate and the CapEx Difference Estimate, then Buyer shall pay Sellers, or Sellers shall pay Buyer, respectively, within ten (10) Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by the payee, the difference between such amounts plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment.

2.7.                            Allocation of Purchase Price.

(a)                                 Within thirty (30) Business Days after the determination of the Net Working Capital Difference and the CapEx Difference as of the Closing, Buyer shall provide to Sellers Buyer’s proposal for an allocation of the Purchase Price among the Acquired Companies and the Purchased Assets, grouped by the asset classes referred to in Treasury Regulation Section 1.1060-1(c) (the “Purchase Price Allocation Schedule”).  Within thirty (30) Business Days after their receipt of Buyer’s proposed Purchase Price Allocation Schedule, Sellers shall propose to Buyer any changes thereto or otherwise shall be deemed to have agreed thereto.  In the event that Sellers propose changes to Buyer’s proposed Purchase Price Allocation Schedule within the thirty (30) Business Day period described above, Sellers and Buyer shall cooperate in good faith to mutually agree upon a Purchase Price Allocation Schedule as soon as practicable.  If Sellers and Buyer are unable to reach a resolution within a period of twenty (20) Business Days following receipt of Sellers’ changes, then only the remaining disputed items shall be submitted for resolution by a nationally-recognized public accounting firm that is independent with respect to each of the Parties (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X) or, if that firm declines to act as provided in this Section 2.7(a), another firm of independent public accountants mutually acceptable to Buyer and Sellers, which firm shall make a final determination as to the disputed items within thirty (30) Business Days after such submission, and such determination, together with the undisputed items, shall be final, binding and conclusive on Sellers and Buyer.  The fees and disbursements of such accounting firm shall be shared equally between Sellers, on the one hand, and Buyer, on the other hand.

(b)                                 Sellers and Buyer each shall prepare an IRS Form 8594, “Asset Acquisition Statement Under Section 1060,” consistent with the Purchase Price Allocation Schedule mutually agreed upon pursuant to Section 2.7(a), which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities.  Each Seller and Buyer shall provide the other promptly with any other information required to complete Form 8594.  The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.  For all Tax purposes, the Parties agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Purchase Price Allocation Schedule, and none of the Parties shall take any position inconsistent therewith on any Tax return, refund claim, litigation or otherwise, unless required to do so by Law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, jointly and severally, hereby represents and warrants to Buyer, subject to Section 10.2(f), that except as disclosed in the Schedules:

3.1.                            Organization.  Such Seller is a limited liability company or a corporation, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, as applicable.  Such Seller is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder.

3.2.                            Authority.  Such Seller has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller as of the Closing shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller as of the Closing shall be a party when executed and delivered by such Seller, and the performance by such Seller of its obligations hereunder and thereunder, have been or as of the Closing shall be duly and validly authorized by all necessary corporate or limited liability company, as applicable, action.  This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due and valid authorization, execution and delivery by Buyer, constitutes, and the Ancillary Agreements to which such Seller as of the Closing shall be a party when executed and delivered by such Seller shall constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3.                            No Conflicts; Consents and Approvals.

(a)                                 Assuming compliance with the items described in clauses (i) through (iv) of Section 3.3(b), the execution and delivery by such Seller of this Agreement do not and of the Ancillary Agreements to which such Seller as of the Closing shall be a party shall not, the performance by such Seller of its obligations hereunder and thereunder do not and shall not and the consummation of the transactions contemplated hereby and thereby and the taking of any action contemplated to be taken by such Seller under this Agreement and the Ancillary Agreements to which such Seller as of the Closing shall be a party shall not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of such Seller, (ii) require consent under, result in a material violation or material breach of or default (or give rise to any material right of termination, cancellation or acceleration or result in the creation of any Lien) (with or without the giving of notice, lapse of time, or both) under any material Contract to which such Seller is a party or by which its Assets are bound or (iii) result in a material violation or material breach of any Law applicable to such Seller or any of its material Assets, except in the case of clause (ii) or (iii), for breaches, violations, conflicts or defaults (or rights of termination, cancellation or acceleration or creation of Liens), which would not, in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder.

(b)                                 Except for (i) such filings, notices and consents under Permits and otherwise that such Seller is required to maintain in the ordinary course of business consistent with past practices, (ii) all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(b) (collectively, the “Sellers Approvals”) and the Acquired

Company Consents, (iii) such filings, notices and consents which become applicable to such Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged or (iv) such filings, notices, and consents that if not made or received are not reasonably likely to be material to such Seller or prevent or materially delay the performance by such Seller of its obligations under, or the consummation of the transactions contemplated by, this Agreement or the Ancillary Agreements to which such Seller as of the Closing shall be a party, in connection with the execution, delivery and/or performance of this Agreement or the Ancillary Agreements to which such Seller as of the Closing shall be a party by such Seller and/or the consummation of the transactions contemplated hereby and thereby, such Seller shall not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority or any other Person.

3.4.                            Capitalization.  Schedule 3.4 accurately sets forth the ownership structure of each of the Acquired Companies.  Such Seller and each Acquired Company owns, holds of record and is the beneficial owner of the Equity Securities shown as being owned by it on Schedule 3.4 free and clear of all Liens, restrictions on transfer or other encumbrances other than those (a) set forth on Schedule 3.4 or arising pursuant to this Agreement, the limited liability company agreements of the Acquired Companies or applicable securities Laws or (b) for Taxes not yet due or delinquent and, without limiting the generality of the foregoing, none of such Equity Securities are subject to any voting trust, shareholder agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Securities, other than the limited liability company agreements of the Acquired Companies and as set forth on Schedule 3.4.  Except as set forth on Schedule 3.4, there are no outstanding Equity Securities of any Acquired Company.

3.5.                            Legal Proceedings.  As of the date of this Agreement, there is no Claim pending or, to Sellers’ Knowledge, threatened in writing against such Seller, which seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

3.6.                            Brokers.  No Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES, THE COAL PARTICIPANT PROJECTS AND THE COAL PARTICIPANT PROJECT ASSETS

Each Seller, jointly and severally, hereby represents and warrants to Buyer, subject to Section 10.2(f), that except as disclosed in the Schedules:

4.1.                            Organization.  Each Acquired Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to conduct its Business as it is now being conducted and to own, lease and operate its Assets, subject to the rights and obligations of each Coal Project Company under the Co-Owner Agreements applicable to the ownership and operation of the applicable Coal Project.  Each Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

4.2.                            No Conflicts; Consents and Approvals.

(a)                                 Assuming compliance with the items described in clauses (i) through (iv) of Section 4.2(b), the execution and delivery by such Seller of this Agreement do not and of the Ancillary Agreements to which such Seller as of the Closing shall be a party shall not, the performance by such Seller of its obligations hereunder and thereunder do not and shall not and the consummation of the transactions contemplated hereby and thereby and the taking of any action contemplated to be taken by such Seller and each Acquired Company hereunder and under the Ancillary Agreements to which such Seller or Acquired Company as of the Closing shall be a party shall not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any Acquired Company, (ii) result in a violation or a breach of or default (or give rise to any right of termination, cancellation or acceleration) (with or without the giving of notice, lapse of time, or both) under any Material Contract, (iii) result in the imposition or creation of any Lien, other than Permitted Liens, on any Purchased Assets, or (iv) result in a violation or breach of any Law applicable to such Acquired Company or any of its respective Purchased Assets, except in the case of clause (ii), (iii) or (iv), for breaches, violations, conflicts, Liens or defaults (or rights of termination, cancellation or acceleration), which would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except for (i) such filings, notices and consents under Permits and otherwise that any Acquired Company is required to maintain in the ordinary course of business consistent with past practice, (ii) all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 4.2(b) (collectively, the “Acquired Company Consents”) and the Sellers Approvals, (iii) such filings, notices and consents which become applicable to any Seller, any Acquired Company or as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged or (iv) such filings, notices and consents that if not made or received are not reasonably likely to be material to the Acquired Companies or prevent or materially delay the performance by Sellers of their obligations under, or the consummation of the transactions contemplated by, this Agreement or the Ancillary Agreements to which such Seller as of the Closing shall be a party, in connection with the execution, delivery and/or performance of this Agreement or the Ancillary Agreements to which such Seller as of the Closing will be a party by such Seller and/or the consummation of the transactions contemplated hereby and thereby, no Acquired Company shall be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority or any other Person.

4.3.                            Capitalization.  The Company Interests constitute one hundred percent (100%) of the total issued and outstanding Capital Stock of each of DECAM and the Retail Company.  No Acquired Company is a party to any Contract, and no Acquired Company has granted to any

Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of such Acquired Company, other than those arising pursuant to the Material Contracts (including the limited liability company agreements of the Acquired Companies).  No Acquired Company has subsidiaries or owns Equity Securities in any Person except as disclosed on Schedule 3.4.

4.4.                            Business.  Other than the Excluded Items, the Business of DECAM, each Project Company and the Retail Company is the only business operation carried on by DECAM, each such Project Company and the Retail Company, respectively.  Except as disclosed in Schedule 4.4, the Purchased Assets owned, leased, licensed or contracted by each Project Company and the Retail Company constitute all of the tangible Assets that are required to operate its respective Business as currently operated, except (a) for the Excluded Items, (b) as provided under the Transition Services Agreement and (c) as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The HoldCos and the Coal Participant Project Companies engage in and own no business other than such business as is related or incidental to holding and owning (i) the Capital Stock of their respective subsidiaries and (ii) the undivided ownership interest percentages in their respective Projects, respectively.

4.5.                            Legal Proceedings.  As of the date hereof, except as set forth on Schedule 4.5, there is no Claim pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Company that (a) affects such Acquired Company or the Purchased Assets and would, in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or such Seller from consummating the transactions contemplated hereby.

4.6.                            Compliance with Laws and Orders.  Each Acquired Company is in compliance with all Laws and orders applicable to it and its operations, properties or Purchased Assets, except where any such non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that this Section 4.6 does not address Environmental Laws, which are exclusively addressed by Sections 3.3, 4.2, 4.13 and 4.14.

4.7.                            Financial Statements; Liabilities.

(a)                                 Schedule 4.7(a)(i) contains true and complete copies of (i) the audited statement of operations and statement of cash flows of the Acquired Companies on a combined basis as of and for the years ended December 31, 2011, 2012 and 2013 and balance sheet of the Acquired Companies on a combined basis as of December 31, 2012 and 2013 (collectively, and with any notes thereto, the “Audited Financial Statements”) and (ii) the unaudited balance sheet, statement of operations and statement of cash flows of the Acquired Companies on a combined basis as of and for the three (3) months ended March 31, 2014 (collectively, and with any notes thereto, the “Interim Financial Statements” and together with the Audited Financial Statements and, as of the Closing Date, any financial statements delivered pursuant to Section 6.23, the “Financial Statements”).  Except as set forth in Schedule 4.7(a)(ii), the Financial Statements have been prepared in accordance with GAAP, consistently applied (except as may be noted therein), from the books and records of the Acquired Companies and present fairly, in all material respects, the financial position, results of operations and cash flows of the Acquired Companies on a combined basis as of the respective dates thereof or the periods then ended, except that the Interim Financial Statements do not include notes that would be required by GAAP or normal year-end adjustments.

(b)                                 Except as set forth on Schedule 4.7(b), no Acquired Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against on a combined balance sheet of the Acquired Companies (or disclosed in the notes thereto) other than (i) liabilities reflected or reserved against on the unaudited balance sheet of the Acquired Companies on a combined basis as of March 31, 2014, (ii) liabilities or obligations that have been incurred in the ordinary course of business consistent with past practices since March 31, 2014, (iii) liabilities or obligations incurred in accordance with the terms of this Agreement or any Material Contract or (iv) liabilities that, in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

4.8.                            Absence of Certain Changes.  Except as set forth on Schedule 4.8, from March 31, 2014, (a) except as contemplated by this Agreement, each Acquired Company or its predecessor Affiliate has operated its respective Business in the ordinary course of business consistent with past practices and (b) there has not been any (i) Material Adverse Effect, (ii) event or condition related to the Acquired Companies (other than the Coal Participant Project Companies) that would reasonably be expected to result in a Material Adverse Effect or (iii) to Sellers’ Knowledge, event or condition related to the Coal Participant Project Companies that would reasonably be expected to result in a Material Adverse Effect on the Coal Participant Projects, taken as a whole.

4.9.                            Taxes.  Except as set forth on Schedule 4.9, (a) all material Tax returns that are required to be filed by each Acquired Company have been duly and timely filed, (b) all material Taxes of each Acquired Company that are due have been timely paid except for amounts contested in good faith, (c) all material withholding Tax requirements imposed on each Acquired Company have been satisfied, except for amounts that are being contested in good faith, (d) no Acquired Company has in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving material Tax matters of any Acquired Company, (f) each Acquired Company is classified as a disregarded entity for U.S. federal income Tax purposes and, other than DECAM, the Retail Company and DE Fayette, has been since formation, (g) all material deficiencies asserted or material assessments made as a result of any examination of Tax returns of the Acquired Companies have been paid in full or are being contested in good faith, (h) there are no material Liens for Taxes (other than Permitted Liens) on any of the Purchased Assets, and (i) none of the Acquired Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law) as a transferee or successor, by contract or otherwise.  Section 4.19 and this Section 4.9 contain the exclusive representations and warranties of Sellers with respect to Tax matters.  No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

4.10.                     Regulatory Matters.  Schedule 4.10 contains a true and complete list of (i) all electric generating facilities owned, in whole or in part, directly or indirectly, by any of the Acquired Companies, including the name of the Acquired Company with an ownership interest in each such electric generating facility and (ii) all Coal Participant Projects owned, in part, directly or indirectly, by any Coal Participant Project Operator or its Affiliate, including the name of such Coal Participant Project Operator or its Affiliate with an ownership interest in each such Coal Participant Project.  Neither the Retail Company nor DECAM directly owns electric generation or electric transmission facilities.  The Acquired Companies are not subject to regulation as a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA”) and related FERC regulations (other than as a “holding company” solely with respect to one or more EWGs, FUCOs, and/or QFs).  Each Project Company is an exempt wholesale generator under PUHCA.  Each of the Project Companies, DECAM and the Retail Company has been granted, and retains, authorization from FERC pursuant to Section 205 of the FPA to make sales of electric energy, capacity and certain ancillary services (other than reactive power) at market-based rates and has been granted the blanket waivers and authorizations customarily granted by FERC as part of market-based rate authority, including authorizations under Section 204 of the FPA.  A currently effective FERC rate schedule allows each Project Company to sell reactive power to PJM.

4.11.                     Contracts.

(a)                                 Excluding (w) the Coal Participant Project Contracts, (x) any Contract for which no Acquired Company and no Purchased Assets shall be bound or have liability after the Closing, including the Terminated Agreements, (y) the Affiliate Shared Services Contracts and (z) the Excluded Items, Schedule 4.11 sets forth a list as of the date of this Agreement of the following Contracts to which an Acquired Company is a party or by which the Purchased Assets (other than the Coal Participant Project Assets) may be bound (the Contracts listed on Schedule 4.11 that meet the descriptions in this Section 4.11, being collectively, the “Material Contracts”):

(i)                         the following Contracts (excluding, for the avoidance of doubt, Commercial Hedges), involving aggregate consideration or aggregate payment obligations over the remaining term of any such Contract in excess of $5,000,000 individually or $10,000,000 in the aggregate for a series of related Contracts:

(A)                               Contracts for the future purchase, exchange or sale of gas, coal, oil or other fuel;

(B)                               Contracts for the future purchase, exchange or sale of electric power in any form, including energy, capacity or any ancillary services;

(C)                               Contracts for the future transportation of gas, coal, oil or other fuel; and

(D)                               Contracts for the future transmission of electric power;

(ii)                      electric or natural gas interconnection Contracts;

(iii)                   other than Contracts of the nature addressed by Section 4.11(a)(i) - (ii), Contracts (A) for the sale of any Asset or provision of any services or (B) that grant a right or option to purchase any Asset or receive any services, other than, in each case, Contracts relating to Assets or services involving consideration over the remaining term of any such Contract of less than $2,500,000 individually or $5,000,000 in the aggregate for a series of related Contracts;

(iv)                  other than Contracts of the nature addressed by Section 4.11(a)(i) - (ii), Contracts for the future purchase of any Assets or receipt of any services involving aggregate payment obligations over the remaining term of any such Contract in excess of $5,000,000 individually or $10,000,000 in the aggregate for a series of related Contracts;

(v)                                 Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its material Assets, which security interest secures outstanding Indebtedness;

(vi)                  outstanding guaranty or surety agreements or similar agreements by an Acquired Company involving potential payment obligations in excess of $1,000,000 individually;

(vii)               any Affiliate Contract;

(viii)            any Collective Bargaining Agreements;

(ix)                  any outstanding Commercial Hedge having a notional value or involving aggregate consideration or aggregate payment obligations over the remaining term of such Contract in excess of $10,000,000 individually;

(x)                     Contracts relating to any interest rate or currency hedges or emissions allowances;

(xi)                  long term service agreement Contracts relating to any Operator Project Company involving payment obligations in excess of $2,000,000 per year individually;

(xii)               Contracts that purport to limit an Acquired Company’s freedom to compete in any line of business or in any geographic area;

(xiii)            partnership, joint venture, co-owner or limited liability company agreements;

(xiv)           Contracts relating to any Equity Securities or other securities of an Acquired Company or rights in connection therewith; and

(xv)                          any Affiliate Dedicated Contract that otherwise meets the description of the Contracts set forth in Sections 4.11(a)(i)-(xiv);

provided, that with respect to the Coal Operator Project Contracts, the dollar thresholds contained in this Section 4.11(a) shall be measured against the applicable Coal Operator Project Company’s proportionate interest in any such Contract.

(b)                                 Sellers have made available to Buyer copies of all Material Contracts, as amended or, where products or services are being provided on the basis of a purchase order, copies of all purchase orders that constitute Material Contracts.

(c)                                  Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Acquired Company party thereto (and, as to the Affiliate Contracts and the Affiliate Dedicated Contracts, any Non-Company Affiliate that is a party thereto) and, to Sellers’ Knowledge, of the other parties thereto, except in each case where the failure to be in full force and effect or constitute a binding obligation would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Except as disclosed on Schedule 4.11(d), (i) no Acquired Company is in breach or default in any material respect under any Material Contract, (ii) none of the Non-Company Affiliates that is a party to an Affiliate Contract or an Affiliate Dedicated Contract that is a Material Contract is in breach or default in any material respect under such Affiliate Contract or Affiliate Dedicated Contract, and (iii) to Sellers’ Knowledge, no other party to any of the Material Contracts is in breach or default in any material respect thereunder.

4.12.                     Real Property.

(a)                                 Each Natural Gas Project Company (i) owns or leases all Owned Operator Project Real Property and Leased Operator Project Real Property described in Schedule 4.12(a) as being owned or leased by such Natural Gas Project Company, (ii) has good and valid fee simple title to each Owned Operator Project Real Property that is material to the operation of the applicable Natural Gas Project, and (iii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, each Leased Operator Project Real Property that is material to the operation of the applicable Natural Gas Project, in each case, free and clear of all Liens (except for Permitted Liens), except pursuant to this Agreement and the Contracts listed and as otherwise noted on Schedule 4.12(a).

(b)                                 Each Coal Operator Project Company (i) owns or leases its proportionate share in the undivided interest in all Owned Operator Project Real Property and Leased Operator Project Real Property described in Schedule 4.12(b) as being partially owned or leased by such Coal Operator Project Company, (ii) has good and valid fee simple title to each Owned Operator Project Real Property that is material to the operation of the applicable Coal Operator Project, and (iii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, each Leased Operator Project Real Property that is material to the operation of the applicable Coal Operator Project, in each case, free and clear of all Liens (except for Permitted Liens), except pursuant to this Agreement and the Contracts listed and as otherwise noted on Schedule 4.12(b).

(c)                                  Each Coal Participant Project Company (i) owns or leases its proportionate share in the undivided interest in all Owned Participant Project Real Property and

Leased Participant Project Real Property described in Schedule 4.12(c) as being partially owned or leased by such Coal Participant Project Company, (ii) has good and valid fee simple title to each Owned Participant Project Real Property that, to Sellers’ Knowledge, is material to the operation of the applicable Participant Project, and (iii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, each Leased Participant Project Real Property that, to Sellers’ Knowledge, is material to the operation of the applicable Coal Participant Project, in each case, free and clear of all Liens (except for Permitted Liens), except pursuant to this Agreement and the Contracts listed and as otherwise noted on Schedule 4.12(c).

(d)                                 The Retail Company (i) owns or leases all Owned Retail Real Property and Leased Retail Real Property described in Schedule 4.12(d) as being owned or leased by the Retail Company, (ii) has good and valid fee simple title to each Owned Retail Real Property that is material to the operation of the Retail Company, and (iii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, each Leased Retail Real Property that is material to the operation of the Retail Company, in each case, free and clear of all Liens (except for Permitted Liens), except pursuant to this Agreement and the Contracts listed and as otherwise noted on Schedule 4.12(d).

(e)                                  Except as described in Schedule 4.12(e), (i) Sellers have delivered to Buyer true and complete copies of the leases in effect at the date hereof relating to the Leased Operator Project Real Property and the Leased Retail Real Property, (ii) none of the Operator Project Companies or the Retail Company has received any written notice of, or is in, any material default, violation or breach under any lease relating to the Leased Operator Project Real Property or the Leased Retail Real Property, (iii) none of the Coal Participant Project Companies or, to Sellers’ Knowledge, any Coal Participant Project Operator has received any written notice of, or is in, any material default, violation or breach under any lease relating to the Leased Participant Project Real Property, and (iv) there has not been any sublease or assignment entered into by any of the Retail Company, the Project Companies or, to Sellers’ Knowledge, any Coal Participant Project Operator with respect to any of the leases relating to the Leased Real Property.

(f)                                   Neither DECAM nor the HoldCos own or lease any real property.

4.13.                     Permits.

(a)                                 Schedule 4.13 sets forth all material Permits held by (i) any of the Operator Project Companies or their predecessor Affiliates that are required for the ownership and operation of the Operator Projects in the manner in which they are currently owned and operated, except any such Permits relating exclusively to the construction (and not operation) of an Operator Project, (ii) any Coal Participant Project Company or its predecessor Affiliate and, to Sellers’ Knowledge, any Coal Participant Project Operator or its predecessor company that are required for the ownership and operation of the Coal Participant Projects in the manner in which they are currently owned and operated, except any such Permits relating exclusively to the construction (and not operation) of a Coal Participant Project, (iii) the Retail Company that are required for the ownership and operation of its Business in the manner in which it is currently owned and operated and (iv) any other Acquired Company that are required for the ownership and operation of their respective Businesses in the manner in which they are currently respectively owned and operated, in each case, except any such Permits, the absence of which would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All such Permits (other than those described in clause (ii) of this Section 4.13(a)) and, to Sellers’ Knowledge, the Permits described in clause (ii) of this Section 4.13(a) are in full force and effect.

(b)                                 Each Operator Project Company and the Retail Company are in compliance with all Permits set forth on Schedule 4.13 as being held by such Person or its predecessor Affiliate, except where any such non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, except as set forth on Schedule 4.13, neither any Operator Project Company nor the Retail Company has received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits.

(c)                                  Each Coal Participant Project Company and, to Sellers’ Knowledge, each Coal Participant Project Operator are in compliance with all Permits set forth on Schedule 4.13 as being held by such Person or its predecessor, except where any such non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, except as set forth on Schedule 4.13, neither any Coal Participant Project Company nor, to Sellers’ Knowledge, any Coal Participant Project Operator has received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits.

4.14.                     Environmental Matters.

(a)                                 Except as set forth on Schedule 4.14(a), since three (3) years prior to the date of this Agreement:

(i)                         except where any non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) the Operator Project Companies and their predecessor Affiliates have operated the Operator Projects in compliance with all applicable Environmental Laws, and (y) to Sellers’ Knowledge, the Coal Participant Projects have been operated by the Coal Participant Project Operators in compliance with all applicable Environmental Laws;

(ii)                                  (x) no Acquired Company or its predecessor Affiliate has been served with written notice of any material Environmental Claims that are currently outstanding, (y) no Environmental Claims are pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Company or its predecessor Affiliate by any Governmental Authority under any Environmental Laws and (z) to Sellers’ Knowledge, no Environmental Claims are pending or threatened in writing relating to any Coal Participant Project by any Governmental Authority under any Environmental Laws, except, with respect to any such notices received or Claims arising after the date hereof but on or prior to the Closing Date or as would not reasonably be expected to result in a Material Adverse Effect;

(iii)                               to Sellers’ Knowledge, there is no site to which Hazardous Materials associated with any Acquired Company or any Coal Participant Project have been transported which is the subject of any environmental action or that would be reasonably expected to result in a material Environmental Claim, except with respect to any such actions or Claims arising after the date hereof but on or prior to the Closing Date or as would not reasonably be expected to result in a Material Adverse Effect; and

(iv)                  to Sellers’ Knowledge, there has been no Release of any Hazardous Material that would result in a material Environmental Claim at or from (x) an Operator Project in connection with such Project’s operations by the Acquired Companies or their predecessor Affiliates or (y) a Coal Participant Project in connection with such Project’s operations by the Coal Participant Project Operators and their Affiliates.

(b)                                 Schedule 4.14(b) sets forth as of the date of this Agreement all emissions allowances held or owned by each of the Project Companies or, to Sellers’ Knowledge, relating to a Coal Participant Project.

(c)                                  Sections 4.13, 3.3, 4.2 and 4.14 hereof contain the exclusive representations and warranties of Sellers respecting Environmental Law, Environmental Claims and Permits governed by Environmental Law.  No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

4.15.                     Insurance.  Sellers or Non-Company Affiliates provide self-insurance arrangements to the Operator Project Companies relating to the Business on such terms and against such risks and losses as in accordance with Good Industry Practices.  Schedule 4.15 sets forth a claims history with respect to each Operator Project Company for the period of ten (10) years preceding the date of this Agreement under such self-insurance arrangements containing a list of all currently pending Claims for such Operator Project Company.  All such self-insurance insurance arrangements are in full force and effect, and each Operator Project Company is in material compliance with the terms and conditions thereof.

4.16.                     Intellectual Property.

(a)                                 Each Acquired Company that is not a Coal Project Company owns, or has the licenses or rights to use for its respective Business, all material Intellectual Property (other than the Excluded Items) currently used in its respective Business.  Each Coal Operator Project Company owns, or has the licenses or rights to use for the operation of the applicable Coal Operator Project, its respective proportionate share in the undivided interest in all material Intellectual Property (other than the Excluded Items) currently used in the operation of such Coal Operator Project.  To Sellers’ Knowledge, each Coal Participant Project Operator has the right to use for the operation of the applicable Coal Participant Project all material Intellectual Property (other than the Excluded Items) currently used in the operation of such Coal Participant Project.

(b)                                 To Sellers’ Knowledge, no Acquired Company or any Coal Participant Project Operator has received from any third party a Claim in writing that such Acquired Company or such Coal Participant Project Operator is infringing in any material respect the Intellectual Property of such third party.

4.17.                     Brokers.  No Acquired Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.18.                     Employees and Labor Matters.

(a)                                 No Acquired Company has or has ever had any employees.

(b)                                 Except as set forth on Schedule 4.18(b):

(i)                         the Unionized Employees are in bargaining units covered by the Collective Bargaining Agreements set forth on Schedule 4.18(b)(i);

(ii)                      no Available Non-Unionized Employees are represented by a union or other collective bargaining entity;

(iii)                   there is no labor strike, dispute (other than routine non-material grievances), slowdown, stoppage or lockout actually pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Company or its predecessor Affiliate, except as would not, in the aggregate, reasonably be expected to result in Material Adverse Effect;

(iv)                  none of Sellers, their Affiliates or any Acquired Company is a party to or bound by any collective bargaining agreement or other Contract with any labor organization, works council or employer organization applicable to Available Non-Unionized Employees;

(v)                     no labor union has been certified by a relevant labor relations authority as bargaining agent for any of the Available Non-Unionized Employees and, except for the Unionized Employees, no union organizing or decertification activities are underway or, to Sellers’ Knowledge, threatened in writing with respect to any Available Non-Unionized Employees;

(vi)                  none of Sellers, their Affiliates or any Acquired Company has experienced any material work stoppage with respect to the conduct of the Business of the Project Companies (other than with respect to the operation of the Coal Participant Projects) or the Retail Company or, to Sellers’ Knowledge, the operation of the Coal Participant Projects during the last two (2) years;

(vii)               there is no unfair labor practice Claim pending or, to Sellers’ Knowledge, threatened in writing before a relevant labor relations authority against any of Sellers or their respective Affiliates with respect to the conduct of the Business of the Project Companies (other than with respect to the operation of the Coal Participant Projects) or the Retail Company or, to Sellers’ Knowledge, the operation of the Coal Participant Projects, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii)            there are no grievances pending or, to Sellers’ Knowledge, there is no conduct that could reasonably be expected to lead to a grievance under any Collective Bargaining Agreement applicable to the Unionized Employees, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ix)                  during the last two (2) years, no Seller or its Affiliate has effectuated any plant closing or mass layoff of employees that could implicate any applicable Law requiring notice of plant closings or layoffs, including the WARN Act, with respect to the conduct of the Business of the Project Companies (other than with respect to the operation of the Coal Participant Projects) or the Retail Company or, to Sellers’ Knowledge, the operation of the Coal Participant Projects;

(x)                     any notice of the transactions contemplated by this Agreement that was required by a Seller, an Affiliate of any Seller or an Acquired Company pursuant to any applicable Law or Collective Bargaining Agreement has been given;

(xi)                  Sellers and their respective Affiliates employing the Business Employees are in compliance in all material respects with all applicable Laws relating to employment of the Business Employees, including all such applicable Laws relating to wages, hours, collective bargaining, terms and conditions of employment, termination of employment, employment discrimination, immigration, disability, civil rights and pay equity, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(xii)               there is no arbitration proceeding pending or, to Sellers’ Knowledge, threatened in writing, arising out of or under any Collective Bargaining Agreement applicable to the Unionized Employees, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(xiii)            to Sellers’ Knowledge, there are no pending written requests for any material changes to any Collective Bargaining Agreement applicable to the Unionized Employees.

4.19.                     Employee Benefits.

(a)                                 Schedule 4.19(a) contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by any Seller or any ERISA Affiliate, for the benefit of any Business Employee (collectively, the “Sellers Benefit Plans”).  Sellers have heretofore made available to Buyer a copy of each written Sellers Benefit Plan and any amendments thereto.  No Sellers Benefit Plan is sponsored or maintained by any one of the Acquired Companies.

(b)                                 (i)  No Purchased Asset is subject to any Lien under Section 303(k) of ERISA or Section 430(j) of the Code or arising out of any Claim filed under ERISA Section 4301(b).

(ii)                      Schedule 4.19(b)(ii) identifies each Sellers Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  The IRS has issued a timely and favorable determination, opinion or advisory letter with respect to each Qualified Plan and the related trust that has not been revoked and, to

Sellers’ Knowledge, no circumstances exist and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(c)                                  From and after the Closing Date and except as set forth in Exhibit H, no circumstances could reasonably be expected to exist which will result in any Controlled Group Liability of any of the Acquired Companies with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) sponsored or maintained by Sellers or any of their ERISA Affiliates.

(d)                                 This Section 4.19 contains the exclusive representations and warranties of Sellers with respect to employee benefits matters.  No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

4.20.                     No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Sellers or the Acquired Companies, any of their Representatives or any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Sellers or the Acquired Companies, or any Affiliate of Sellers or the Acquired Companies, and Sellers and the Acquired Companies, and each of their respective Affiliates, by this Agreement disclaim any such representation or warranty, whether by Sellers, the Acquired Companies or any of their Representatives or any other Person, notwithstanding the delivery or disclosure to Buyer, or any of its Representatives or any other Person of any documentation or other information by Sellers, the Acquired Companies or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller that:

5.1.                            Organization.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware.  Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder.

5.2.                            Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the performance by Buyer of its obligations hereunder and thereunder, have been or as of the Closing Date shall be duly and validly authorized by all necessary limited liability company action on behalf of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery by Sellers, constitutes, and the Ancillary Agreements when executed and delivered by Buyer shall constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3.                            No Conflicts.

(a)                                 Assuming all Buyer Approvals have been made, obtained or given, the execution and delivery by Buyer of this Agreement do not and of the Ancillary Agreements shall not, and the performance by Buyer of its obligations hereunder and thereunder do not and shall not and the consummation of the transactions contemplated hereby and thereby and the taking of any action contemplated to be taken by Buyer under this Agreement and the Ancillary Agreements shall not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents, (ii) require consent under, result in violation or a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, lapse of time, or both) any material Contract to which Buyer is a party or (iii) result in violation or a breach of any Law applicable to Buyer, except, in the case of clause (ii) or (iii), which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

(b)                                 Except for the filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3(b) (collectively, the “Buyer Approvals”), in connection with the execution, delivery and/or performance of this Agreement or the Ancillary Agreements by Buyer and/or the consummation of the transactions contemplated hereby and thereby, Buyer shall not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority or any other Person.

5.4.                            Legal Proceedings. As of the date hereof, there is no Claim pending or, to Buyer’s knowledge, threatened in writing against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5.                            Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

5.6.                            Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

5.7.                            Securities Law Matters.

(a)                                 Buyer acknowledges that (i) the Capital Stock representing the Company Interests has not been registered under the 1933 Act or registered or qualified for sale under any state securities or “blue sky” or non-U.S. securities Laws, (ii) there is no public market for the Capital Stock representing the Company Interests and it is not anticipated that there shall be and (iii) the Capital Stock representing the Company Interests must be held indefinitely and Buyer must continue to bear the economic risk of the investment in the Capital Stock representing the Company Interests unless such Capital Stock or the sale thereof, as applicable, is subsequently registered under the 1933 Act and any applicable state or non-U.S. securities Laws or an exemption from such registration is available.

(b)                                 Buyer is acquiring the Capital Stock representing the Company Interests solely for its own account for investment and not with a present view to or for sale in connection with any distribution (within the meaning of the 1933 Act) thereof.

(c)                                  Buyer is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the 1933 Act.

5.8.                            Experience; Investigation.

(a)                                 Buyer is knowledgeable, sophisticated and experienced in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Acquired Companies and the Projects.  Buyer has knowledge and experience in transactions of the type engaged in by each Acquired Company in the conduct of its respective Business and the respective Project, and in the electric power, natural gas and coal industry generally and in the acquisition and management of businesses.

(b)                                 Buyer has been afforded (i) access to the books, records, facilities and personnel of Sellers and the Acquired Companies for purposes of conducting a due diligence investigation of the Acquired Companies and the Projects, subject to Section 6.2 and (ii) the opportunity to ask questions of, and has received answers satisfactory to it from, Sellers’ and the Acquired Companies’ management.  Buyer has relied on its own independent investigation of, and judgment with respect to, the Acquired Companies and the Projects and the advice of its own legal, Tax, economic, and other advisors, and, except for the express representations and warranties set forth in this Agreement, Buyer has not relied on any documents, presentations, information, comments, statements or representations furnished by any Seller or any Acquired Company, their respective Affiliates or any of their respective Representatives in determining to enter into this Agreement.

5.9.                            Disclaimer Regarding Projections.  In connection with Buyer’s investigation of the Acquired Companies and the Projects, Buyer has received from Sellers, the Acquired Companies and their respective Affiliates and Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of Sellers and the Acquired Companies and certain business plan information of Sellers and the Acquired Companies.  Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, (b) Buyer is familiar with such uncertainties and (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and is not relying on any projection or forecast disclosed or made available to Buyer by any Seller, any Acquired Company or any of their respective Affiliates or Representatives.

5.10.                     Financial Resources. Buyer has, as of the date hereof, and shall have at the Closing, sufficient funds (through cash on hand, available borrowings under an existing credit facility or other financing arrangements) available to pay in accordance with the terms of this Agreement, the Purchase Price and all related fees and expenses and otherwise to effect all other transactions contemplated by this Agreement.  Prior to the date hereof, Buyer has provided to Sellers true and correct copies of Buyer’s debt commitment letter set forth on Schedule 5.10 (the “Commitment Letter”); provided that Buyer may amend, modify, supplement or replace such Commitment Letter to the extent that such actions could not reasonably be expected to, taken as a whole, materially delay or adversely affect the Closing or the transactions contemplated by this Agreement (including by (a) adding any conditions to, or modifying any term that results in the conditions being substantively more onerous than, when taken as a whole, the conditions to the Closing and/or funding set forth in such Commitment Letter, (b) decreasing the amount of net proceeds available to be paid to Sellers from the proceeds of loans relating to such Commitment Letter (unless such decrease is offset by other incremental funds available to Buyer on substantially similar or more favorable terms with respect to Closing conditions) or (c) other actions that, when taken as a whole, could reasonably be expected to adversely affect or materially delay the Closing).  Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges that its obligations hereunder are not conditioned in any manner upon Buyer or any of its Affiliates obtaining any financing.

ARTICLE VI
COVENANTS

The Parties hereby covenant and agree as follows, subject to Section 10.2(f):

6.1.                            Regulatory and Other Approvals. During the Interim Period:

(a)                                 The Parties shall, in order to consummate the transactions contemplated hereby, (i) take all steps reasonably necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain the Sellers Approvals, Acquired Company Consents and Buyer Approvals in form and substance reasonably satisfactory to Sellers and Buyer, and to make all required filings with, and to give all required notices to, Governmental Authorities; provided that HSR Act filings and attachments need not be exchanged or preapproved by the other Party; provided, further, that any exchange of information between each Seller and Buyer in connection with any filings shall be done in a manner that complies with applicable antitrust Laws, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b)                                 The Parties shall provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and shall advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)                                  In furtherance of the foregoing covenants:

(i)                                     As soon as is practical following the execution of this Agreement, (A) Buyer shall prepare, in consultation with Seller, all necessary filings required to be made with FERC under Section 203 of the FPA in connection with the transactions contemplated by this Agreement, which shall be submitted to FERC jointly by the Parties and (B) each Party shall prepare all other necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local Laws to be submitted by such party, and all such filings shall be submitted as soon as practicable, but in no event later than twenty-one (21) days (subject to extension by mutual agreement of the Parties) after the execution hereof for filings with FERC and under the HSR Act.  The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from or to the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings, shall cooperate in the preparation of such filings as is reasonably necessary and appropriate and shall permit each other Party to review in advance any proposed written communication between it and any Governmental Authority.  If a Party or any of its Affiliates intends to participate in any substantive meeting or discussion with any Governmental Authority with respect to the transactions contemplated by this Agreement or any filings, investigations or inquiries made in connection with the transactions contemplated by this Agreement, it will give the other Party reasonable prior notice of and, to the extent permitted by such Governmental Authority an opportunity to participate in, such meeting or discussion.

(ii)                                  Buyer shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings or the timely receipt thereof.  Without limiting the generality of Buyer’s undertakings pursuant to this Section 6.1, Buyer shall use its commercially reasonable efforts to avoid or eliminate any impediment under any antitrust, competition or trade regulation Law, or any regulatory and operational authorizations and arrangements necessary to own or operate the Acquired Companies and the Projects, that may be asserted by any Governmental Authority (including the DOJ, the FTC or FERC) or any third Person so as to (x) enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible and (y) avoid any Claim by any Governmental Authority, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.  In furtherance of the foregoing, Buyer’s efforts shall include (A) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such Assets or businesses of Buyer, its Affiliates or the Acquired Companies, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such Assets or businesses; (C) agreeing to any limitation on the conduct of Buyer, its Affiliates and the Acquired Companies; or (D) agreeing to take any other action as may be required by a Governmental Authority in order to (1) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Outside Date, (2) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect as part of any Claim and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or (3) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.

6.2.                            Access of Buyer and Sellers.

(a)                                 During the Interim Period, Sellers shall provide Buyer, its Representatives and its Financing Sources, at Buyer’s sole cost and expense, with reasonable access, upon reasonable prior notice and during normal business hours, to (1) the Acquired Companies’ (other than any Coal Participant Project Company’s), officers, employees, properties, facilities, books, records, Contracts and other Purchased Assets as Buyer may reasonably request, including for the purpose of observing the operation of the Projects or the Retail Company, but only to the extent that such access does not unreasonably interfere with the Business of any Seller or any Acquired Company and that such access is reasonably related to Buyer’s obligations and rights hereunder and subject to compliance with applicable Laws, and (2) the books, records, Contracts and other Purchased Assets relating to the Coal Participant Projects as Buyer may reasonably request, but only to the extent that the Coal Participant Project Companies have possession of such books, records, Contracts or other Purchased Assets and have the right to provide such access pursuant to the terms of the applicable Co-Owner Agreements and that such access is reasonably related to Buyer’s obligations and rights hereunder and subject to compliance with applicable Laws; provided, however, that each Seller shall have the right to (i) have a Representative of such Seller present for any communication with employees or officers of such Seller or its respective Affiliates and (ii) impose reasonable restrictions and requirements for liability and safety purposes; provided, further, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on any Owned Real Property and/or Leased Real Property.  Any such right of access and right to survey and conduct physical inspections described in this Section 6.2(a) shall be subject to the rights, if any, of any Coal Project Co-Owner, any Coal Participant Project Operator or any lessor of any Leased Real Property to approve such access and/or such surveying and conducting of physical inspections and the compliance with the Co-Owner Agreements applicable to the ownership and operation of such Project.  Buyer shall provide the applicable Seller with not less than five (5) Business Days prior written notice of the date and time on which Buyer desires that any such entry upon such Owned Real Property and/or Leased Real Property shall occur.  Promptly upon completion of any such entry, Buyer shall promptly repair any damage to the pre-entry condition of any such Owned Real Property and/or Leased Real Property caused by Buyer’s entry and be responsible for any injury caused by such entry.  Any information provided to Buyer or its Representatives in accordance with this Section 6.2(a) or otherwise pursuant to this Agreement shall be held by Buyer and its Representatives in accordance with, shall be considered “Confidential Information” under, and shall be subject to the terms of, the Confidentiality Agreement.

(b)                                 Buyer shall indemnify and hold harmless each Seller, its respective Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by such Seller, its Affiliates or their respective Representatives arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Owned Real Property and/or the Leased Real Property.

(c)                                  Notwithstanding anything to the contrary in this Section 6.2, (i) neither Sellers nor the Acquired Companies shall be obligated to disclose to Buyer any information that could reasonably be expected to (A) violate any applicable Law, (B) result in the loss of attorney-client privilege with respect to such information, (C) result in a breach of an agreement to which any Seller or any Acquired Company or any of their respective Affiliates is a party or (D) result in the disclosure of any trade secret or confidential information of third parties.

(d)                                 From and after the Closing, Buyer shall, upon reasonable prior notice from a Seller, provide such Seller and its respective Affiliates and their respective Representatives access to or copies of books and records (including all material returns, statements, forms, declarations, estimates, schedules, notices, notifications, elections or other documents with respect to Taxes) of the Acquired Companies and Continuing Non-Unionized Employees or Unionized Employees to the extent relating to events that occurred prior to the Closing and to the extent needed for a legitimate business purpose.

6.3.                            Interim Operations and Certain Restrictions.

(a)                                 Except as required or expressly permitted hereby, including pursuant to the other Sections of this Article VI and the provisions of this Section 6.3, during the Interim Period, Sellers shall (x) cause the Acquired Companies that are not Coal Participant Project Companies (subject to the limitations set forth in the Co-Owner Agreements, in the case of the Coal Operator Project Companies) to operate in the ordinary course of business consistent with past practices, (y) cause the Coal Participant Project Companies to exercise and enforce their rights under the Co-Owner Agreements in the ordinary course of business consistent with past practices of such Coal Participant Project Companies and (z) use commercially reasonable efforts to preserve, maintain and protect in all material respects consistent with past practices the Purchased Assets, rights, Owned Real Property, Leased Real Property and goodwill of the Acquired Companies (including by maintaining in all material respects the Project Companies’ (other than any Coal Participant Project Company’s) and the Retail Company’s relationships with customers, suppliers and Governmental Authorities).  Without limiting the foregoing, except as otherwise required or expressly permitted hereby, including pursuant to Section 6.20, or required by the terms of any Permit identified on Schedule 4.13 or any Material Contract, as set forth in Schedule 6.3(a) or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.3 shall not apply to Excluded Items or any Terminated Agreements), during the Interim Period, subject to Section 10.2(f), the Acquired Companies shall not, and Sellers shall cause the Acquired Companies not to (subject to the limitations set forth in the Co-Owner Agreements, in the case of the Coal Project Companies):

(i)                         create, permit or allow to exist any Lien (other than a Permitted Lien) against any of the Purchased Assets;

(ii)                      grant any waiver of any material term under, or give any material consent with respect to, any Material Contract, except in the ordinary course of business consistent with past practices;

(iii)                   sell, transfer, remove, assign, convey, distribute, lease, or otherwise dispose of Purchased Assets (other than sales of electric power, natural gas and related products by the Acquired Companies in the ordinary course of business consistent with past practices) having a value in excess of $5,000,000 in the aggregate, including (A) any emissions allowances, emission reduction credits, capital spares or inventory and (B) any transfer of capital spares, other than transfers of such capital spares to another Project Company, to the extent the failure to maintain such capital spares would reasonably be expected to materially and adversely affect a Project;

(iv)                  other than accounts payable incurred in the ordinary course of business consistent with past practices, or otherwise incurred pursuant to the Material Contracts, the Terminated Agreements or Excluded Items, incur, create, assume or otherwise become liable for any Indebtedness;

(v)                     except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the Business of a Project Company or the Retail Company;

(vi)                  fail to maintain its corporate, limited liability company or other business entity existence, merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(vii)               issue, reserve for issuance, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any limited liability company interests or Equity Securities of any Acquired Company;

(viii)            liquidate, dissolve, recapitalize or otherwise wind up its business or operations;

(ix)                  purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

(x)                     enter into, terminate or amend any Material Contract (or any Contract that would have been a Material Contract if entered into prior to the date hereof) other than (A) any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) entered into in the ordinary course of business consistent with past practices which: (1) shall be fully performed prior to the Closing or (2) is entered into to replace a Material Contract, in whole or in part, on substantially similar terms as such Material Contract and is at current market prices; (B) any Commercial Hedge described in Section 4.11(a)(ix) entered into in compliance with the Applicable Risk Limits; (C) any Material Contract entered into in connection with a capital expenditure permitted under Section 6.3(b), and the amounts payable thereunder shall be capital expenditures permitted under such Section 6.3(b); or (D) any Collective Bargaining Agreement;

(xi)                  other than any Indebtedness incurred pursuant to any Affiliate Contracts that shall be terminated on or prior to Closing, cancel any Indebtedness or waive any Claims or rights having a value in excess of $5,000,000;

(xii)               make any new, or change any existing, material election with respect to Taxes or settle or compromise any material disputed Tax liability of the Acquired Companies outside of the ordinary course of business, in each case, to the extent such action could reasonably be expected to result in a material increase in Tax liabilities of Buyer or any of its Affiliates after the Closing;

(xiii)            amend or modify its Charter Documents;

(xiv)           purchase any individual item of equipment or other Asset involving total consideration in excess of $5,000,000;

(xv)              settle any dispute or Claim or compromise or settle any material liability which results in a material non-current liability becoming due from an Acquired Company after the Closing or restrictions or limitations that materially and adversely affect an Acquired Company’s ability to conduct Business after the Closing;

(xvi)                       fail to discharge any material liability or make any material payment as it comes due except in connection with a good faith dispute;

(xvii)                    make any capital expenditures except as permitted under Section 6.3(b);

(xviii)                 other than as required by the terms of a Sellers Benefit Plan or Collective Bargaining Agreement or pursuant to actions taken in the ordinary course of business consistent with past practices that are generally applicable to employees of Parent and its subsidiaries, (A) enter into or amend any employment, severance or special pay agreement with any directors, executive officers or senior management of the Acquired Companies, (B) materially increase the annual base salary of any Business Employee or (C) except (x) for any Corporate Support Employees and (y) as set forth on Schedule 6.3(a)(xviii), (1) prior to the date on which Buyer or its Affiliate makes written offers of employment in accordance with Section 6.7(c)(i) (or the end of the sixty (60) day period referenced therein, if earlier (such period, the “Offer Period”)), transfer to any Non-Company Affiliates any Business Employee or (2) following the Offer Period, transfer to any Non-Company Affiliate any Business Employee to whom an offer of employment has been made by Buyer or its Affiliate in accordance with Section 6.7(c)(i) (with respect to any Available Non-Unionized Employees) or Section 6.7(d)(i) (with respect to any Unionized Employees); or

(xix)           agree or commit to do any of the foregoing;

provided that, with respect to the Coal Operator Project Companies, the dollar thresholds contained in this Section 6.3(a) and Section 6.3(b) below shall be measured against the applicable Coal Operator Project Company’s proportionate interest in the applicable Contract or matter, as the case may be.

(b)                                 Notwithstanding anything herein to the contrary, (i) the Acquired Companies (other than the Coal Participant Project Companies) may incur capital expenditures consistent with Good Industry Practices: (A) in accordance with the budgeted amounts set forth on Schedule 2.2(c), in the aggregate, plus an amount that is equal to fifteen percent (15%) above such amounts; (B) in the ordinary course of business consistent with past practices which are in an amount less than $1,000,000 for any individual item or a series of related items; and (C) which are not included on Schedule 2.2(c), and which: (x) have been the subject of a written request to Buyer by Sellers to which Sellers have not received the written approval or rejection of Buyer within ten (10) Business Days after delivery by Sellers of such a written request (at which time the requested capital expenditures shall be deemed approved in writing), (y) may be reasonably required in accordance with Good Industry Practices upon the occurrence of any emergency or other similar contingency or (z) are required by applicable Law; provided that, in the case of clauses (C)(y) and (C)(z), Sellers shall, upon the occurrence of any such circumstances or requirement, promptly inform Buyer of such occurrence; (ii) the Coal Participant Project Companies may incur and pay for capital expenditures consistent with their proportionate share of the capital expenditures incurred with respect to the Coal Participant Projects and (iii) any Acquired Company may incur any capital expenditures that have been consented to by Buyer.

(c)                                  For the avoidance of doubt, the Parties acknowledge that entering into any Commercial Hedges or any other hedging activities, including hedging programs contemplating physical delivery and the use of derivative financial instruments such as forward contracts, futures contracts, options contracts and financial swap contracts (collectively, “Hedging Activities”), by the Acquired Companies in accordance with the Applicable Risk Limits and/or for reducing Sellers’ financial obligations with respect to Continuing Support Obligations to the extent permitted by Section 6.5, in each case, subject to the following limitations, shall be considered activities “in the ordinary course of business”: the Hedging Activities shall not include taking a new position in any options, any non-linear products or with a term extending beyond December 31, 2016.  Notwithstanding anything else contained in this Section 6.3, Sellers may permit each Acquired Company that is not a Coal Participant Project Company (subject to the limitations set forth in the Co-Owner Agreements, in the case of the Coal Operator Project Companies) to take commercially reasonable actions with respect to emergency situations so long as Sellers shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business consistent with past practices.

(d)                                 DECAM shall be permitted to participate in any auctions (provided that with respect to the PJM annual base residual auctions, DECAM shall be required to participate in such auctions), and enter into Contracts in connection therewith in the ordinary course of business consistent with past practices, including compliance with the Applicable Risk Limits, after providing prior notice of such participation to Buyer, unless Buyer shall provide written notice to Sellers within ten (10) Business Days of receipt of Sellers’ notice, stating that Buyer is requesting that DECAM not participate in such auction and making reference to this Section 6.3(d) of the Agreement. Notwithstanding the foregoing, the Acquired Companies shall not participate in any “slice of system” load auctions during the Interim Period.

(e)                                  Notwithstanding clauses (x) and (z) of Section 6.3(a), Sellers shall have no obligation to cause the Acquired Companies to: (i) enter into any Contract which would require the consent of Buyer and to which Buyer has not provided its consent, or (ii) subject to Section 6.3(d), undertake any Hedging Activities with respect to any period after the Closing.

6.4.                            Use of Certain Names.

(a)                                 Except as otherwise expressly provided in Section 6.4(b), within forty-five (45) days following the Closing, Buyer shall cause each Acquired Company (and use commercially reasonable efforts to cause each Coal Project Co-Owner and each Coal Participant Project Operator) to cease using the words “DECAM,” “DECE,” “DEO,” “Duke,” “DE,” “Duke Energy,” “Duke Energy Retail Sales,” “Duke Energy Retail,” “DER,” “DERS,” “Duke Energy Commercial Enterprises” and any word or expression similar thereto or constituting an abbreviation or extension thereof, and all trademarks, trade names, logos and symbols relating to Sellers or Non-Company Affiliates, including those set forth on Schedule 6.4(a) (collectively, the “Sellers Marks”), including eliminating the Sellers Marks from the Owned Real Property, the Leased Real Property, the Purchased Assets and the other Coal Project Assets and disposing of any unused stationery and literature of the Acquired Companies, the Coal Project Co-Owners and the Coal Participant Project Operators bearing the Sellers Marks.  Except to the extent expressly permitted by this Section 6.4(a) and Section 6.4(b), from and after the Closing, Buyer shall not, and shall cause each Acquired Company and their Affiliates not to (and use its commercially reasonable efforts to cause each Coal Project Co-Owner and each Coal Participant Project Operator not to), use the Sellers Marks or any patents or other Intellectual Property rights belonging to any Seller or its respective Non-Company Affiliates that have not been expressly conveyed to Buyer or an Acquired Company, and Buyer acknowledges that it, its Affiliates, the Acquired Companies, the Projects, the Coal Project Co-Owners and the Coal Participant Project Operators have no rights whatsoever to use such Sellers Marks, patents or other Intellectual Property.  Without limiting the foregoing:

(i)                                     within seven (7) Business Days after the Closing Date, Buyer shall cause each Acquired Company whose name contains any of the Sellers Marks to change its name to a name that does not contain any of the Sellers Marks and to amend all of the organizational documents of such Acquired Company to eliminate such Sellers Marks from the name of such Acquired Company; and

(ii)                                  within sixty (60) days after the Closing Date, Buyer shall provide evidence to Sellers, in a format that is reasonably acceptable to Sellers, that Buyer has made all filings required by the Governmental Authorities pursuant to clause (a) above and has provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Acquired Companies and the Purchased Assets to Buyer and the new addresses for notice purposes.

(b)                                 Subject to the terms of this Agreement, effective upon the Closing, Parent shall grant to the Retail Company a limited, personal, non-exclusive, non-assignable, non-sublicenseable, royalty-free license to use the “Duke Energy” trademark, together with the goodwill symbolized by such trademark (the “Licensed Mark”), as part of the names “Duke Energy Retail Sales” or “Duke Energy Retail” for a period of ninety (90) days following the Closing Date, subject to extension in accordance with the Transition License Agreement (the “License Period”), solely in the conduct of the Business of the Retail Company in the ordinary course of business substantially as conducted by the Retail Company immediately prior to the Closing Date pursuant to and as further set forth in the Transition License Agreement (the “Transition License”).  The Transition License shall automatically and immediately terminate upon the expiration of the License Period, and if Buyer or the Retail Company or any of their Affiliates breaches any of the terms or conditions set forth in this Section 6.4(b) or the Transition License Agreement in any material respect, Parent shall have the right to terminate the Transition License upon ten (10) Business Days’ notice to Buyer.  Buyer shall not, and shall cause the

Retail Company not to, use any other logos, trademarks, service marks, designations, trade names or corporate names in combination or in connection with the Licensed Mark during the License Period, except as may be approved in writing by Parent in its sole discretion.

(c)                                  During the License Period, Buyer shall, and shall cause the Retail Company to, make clear in all correspondence, communications or other dissemination of information that include the Licensed Mark made by Buyer, the Acquired Companies or any of their respective Affiliates that the Business and the Acquired Companies are no longer affiliated with any of Sellers or the Non-Company Affiliates, in a form and manner approved in writing by Retail Seller.

(d)                                 In connection with any use of the Sellers Marks by Buyer or the Acquired Companies to the extent expressly permitted pursuant to this Section 6.4, Buyer shall and shall cause each Acquired Company (and use commercially reasonable efforts to cause each Coal Project Co-Owner and each Coal Participant Project Operator) to comply with, in all respects, all of Sellers’ and their Non-Company Affiliates’ quality control requirements, policies and guidelines in effect at such time and as may be provided to Buyer or any Acquired Company by Sellers from time to time during the use of the Sellers Marks in accordance with this Section 6.4.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.4, as promptly as reasonably practicable following the Closing, but in any event within three (3) Business Days after the Closing, Buyer shall, and shall cause the Acquired Companies to, cease using any name that includes any of the names, logos, trademarks, trade names, patents or other Intellectual Property set forth on Schedule 6.4(e) (the “Specified Marks”) or any similar words that would raise a reasonable likelihood of confusion with the Specified Marks, and Buyer acknowledges that from and after the Closing it, its Affiliates, the Acquired Companies, the Projects, the Coal Project Co-Owners and the Coal Participant Project Operators have no rights whatsoever to use the Specified Marks.

6.5.                            Support Obligations.

(a)                                 Buyer recognizes that certain of the Non-Company Affiliates have provided credit support on behalf of certain of the Acquired Companies with respect to the operation of their respective Businesses, to the Coal Participant Project Operators with respect to the Coal Participant Projects and otherwise pursuant to certain credit support obligations, including guarantees, letters of credit, escrow arrangements, surety and performance bonds and security agreements and arrangements (other than collateral included in Net Working Capital), all of which that are outstanding as of the date hereof are set forth on Schedule 6.5(a) (the “Support Obligations”).

(b)                                 Prior to the Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing Date, of the Non-Company Affiliates from all Support Obligations (provided that with respect to any Support Obligations posted or maintained in connection with an Affiliate Dedicated Contract, the terms of this Section 6.5 shall apply only to such Support Obligations posted or maintained in connection with those Affiliate Dedicated Contracts that become Assigned Contracts), including by:

(i)                         providing a Buyer guaranty to replace each existing guaranty that is a Support Obligation containing terms equal to or more favorable to the beneficiary thereof than the terms of such existing guaranty (other than with respect to the credit rating of the guarantor); provided that if the beneficiary of any existing guaranty does not accept such a replacement guaranty (effective as of the Closing) by the date that is forty-five (45) days after the date hereof (A) and the terms of such existing guaranty or of any Contract or Law requiring such existing guaranty to be maintained permit the replacement of such existing guaranty with another form of credit support, Buyer shall offer the beneficiary of such existing guaranty such other form of credit support in order to obtain the release of such existing guaranty or (B) if the terms of such existing guaranty or of any such Contract or Law requiring such existing guaranty to be maintained do not so permit the replacement of such existing guaranty, Buyer shall offer to replace such existing guaranty with a Letter of Credit or cash in an amount up to the amount of such existing guaranty in substitution therefor;

(ii)                      furnishing a Letter of Credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit;

(iii)                   instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iv)                  posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond; and

(v)                                 replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c)                                  Buyer shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to (i) remit any cash to Sellers or their respective Non-Company Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.5(b)(iii) (unless such cash has been reflected in Net Working Capital as being transferred with the Acquired Companies at Closing) and (ii) terminate and redeliver to Sellers or their respective Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations; provided that for purposes of clarity, Buyer’s obligations to provide replacement credit support are limited exclusively to those items listed on Schedule 6.5(a), as amended or supplemented pursuant to Section 6.5(g).

(d)                                 If Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Non-Company Affiliates from any Support Obligations effective as of the Closing (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.5(d)(i), a “Continuing Support Obligation”), then:

(i)                         from and after the Closing, Buyer shall continue to use commercially reasonable efforts to obtain promptly the full and unconditional release of the Non-Company Affiliates from each Continuing Support Obligation;

(ii)                      Buyer shall indemnify each Seller and each Non-Company Affiliate for any Losses incurred by each Seller and each Non-Company Affiliate in connection with each Continuing Support Obligation;

(iii)                   Buyer shall not, shall cause each Acquired Company not to and shall use its commercially reasonable efforts to cause each Coal Participant Project Operator not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action, in each case that increases, extends or accelerates the liability of the Non-Company Affiliates under any Continuing Support Obligation, without Sellers’ prior written consent; and

(iv)                  Buyer shall deliver to Sellers at the Closing and maintain at all times until the full and unconditional release of each Continuing Support Obligation in accordance with Section 6.5(d)(i) either:

(A)                               a Letter of Credit in an amount equal to maximum amount as set forth under “Subject Amount” on Schedule 6.5(a) for all Continuing Support Obligations in the aggregate (and the full amount of such Letter of Credit shall be available for drawing with respect to any one or more of the Continuing Support Obligations), which amount shall be reduced from time to time by the amount of any Continuing Support Obligations from which Sellers are subsequently released; provided that, if at any time the issuer of the Letter of Credit fails to meet the Minimum Issuer Requirements, then within five (5) Business Days of the earlier of (1) Sellers’ request and (2) Buyer’s knowledge of such failure, Buyer shall replace the Letter of Credit with a Letter of Credit from an issuer that meets the Minimum Issuer Requirements; provided, further, that, if Buyer elects to fulfill its obligations under this Section 6.5(d)(iv) through the provision of a Letter of Credit pursuant to this clause (A), then on the last Business Day of each three (3) month period following the Closing Date until such time as no Continuing Support Obligations remain outstanding, Buyer shall pay Sellers or their designee a fee in respect of each Continuing Support Obligation, with such fee determined in accordance with Section 6.5(d)(iv)(C) below; or

(B)                               an unlimited guaranty of Buyer’s obligations hereunder with respect to the Continuing Support Obligations from a Person with a Credit Rating of Investment Grade, which guarantee shall be in form and substance satisfactory to each Seller in its sole discretion; provided that, if Buyer’s guarantor fails to maintain a Credit Rating of Investment Grade at any time, then Buyer shall provide a Letter of Credit pursuant to Section 6.5(d)(iv)(A) within five (5) Business Days of the earlier of (1) Sellers’ request and (2) Buyer’s knowledge of such failure; provided, further, that, if Buyer elects to fulfill its obligations under this Section 6.5(d)(iv) through the provision of a guaranty pursuant to this clause (B), then on the last Business Day of each three (3) month period following the Closing Date until such time as no Continuing Support Obligations remain outstanding, Buyer shall pay Sellers or their designee a fee in respect of each Continuing Support Obligation, with such fee determined in accordance with Section 6.5(d)(iv)(C) below.

(C)                               The fee payable by Buyer pursuant to clauses (A) and (B) of Sections 6.5(d)(iv) shall be determined as follows:  On the last Business Day of the first three (3) month period following the Closing Date, the fee shall be calculated at a rate of one and one-quarter percent (1.25%) (on a per annum basis) on the amount under the heading “Subject Amount” on Schedule 6.5(a) with respect to each Continuing Support Obligation remaining outstanding as of such date, and the rate of such fee shall increase by an additional one-half percent (0.5%) (on a per annum basis) on the last Business Day of each subsequent three (3) month period after such initial three (3) month period after the Closing Date with respect to any such Continuing Support Obligation that remains outstanding, up to a maximum rate of three and one-quarter percent (3.25%) (on a per annum basis); provided that, if any Continuing Support Obligations continue to remain outstanding, then on each twelve (12) month anniversary of the Closing Date, the maximum rate for calculating such fee shall increase over the maximum rate applicable to the immediately preceding twelve (12) month period by the increase in LIBOR over such twelve (12) month period, if any (but for the avoidance of doubt, any decrease in LIBOR shall not affect such maximum rate); provided further, that if the rate for calculating any fee payable under this Section 6.5(d) would exceed the highest rate permitted under applicable Law, then, ipso facto, the rate shall be automatically reduced to the maximum lawful rate.

(e)                                  Notwithstanding anything in this Agreement to the contrary, each Seller and each Non-Company Affiliate may not terminate any Continuing Support Obligations at any time after the Closing Date until such Continuing Support Obligations terminate or expire by their terms or by consent of the applicable beneficiary or are replaced pursuant to this Section 6.5.

(f)                                   During the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.5; provided, however, that Buyer shall give Sellers prior notice before making any such contact.

(g)                                  Any and all new or replacement credit support obligations or any modification or increase in the existing credit support obligations entered into or executed by any Seller or Non-Company Affiliate with respect to any Acquired Company and/or under the Co-Owner Agreements with respect to the Projects during the Interim Period shall constitute Support Obligations hereunder, and all of Buyer’s obligations under this Section 6.5 shall apply with respect thereto; provided that Sellers shall consult with Buyer prior to any Seller or Non-

Company Affiliate entering into or executing any new credit support obligation if as a result of such new credit support obligation, the aggregate outstanding amount of Support Obligations as of the Closing would be increased by more than $50,000,000 as compared to the outstanding amount of Support Obligations as of the date hereof.  Sellers shall have the continuing obligation until the Closing to supplement or amend promptly Schedule 6.5(a) with respect to any additional Support Obligations entered into during the Interim Period, which, if existing at the date of this Agreement, would have been required to be set forth Schedule 6.5(a), and to provide such supplements or amendments to Buyer on a regular basis.

6.6.                            Excluded Items; Post-Closing Payments on Purchased Assets.

(a)                                 Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers agree that the Purchased Assets shall exclude those items listed on Schedule 6.6 (collectively, the “Excluded Items”), Sellers or their Non-Company Affiliates shall retain all benefits and liabilities with respect to the Excluded Items and Sellers shall, prior to the Closing Date, use commercially reasonable efforts to cause the Acquired Companies to distribute, transfer or assign each Excluded Item to a Seller or a Non-Company Affiliate or to terminate such Excluded Item with no post-Closing liability on an Acquired Company.  Buyer acknowledges that the inability of Sellers to have any Excluded Item distributed, transferred or assigned from any Acquired Company or terminated for any reason shall not delay the Closing and any Excluded Item that Sellers are unable to so distribute, transfer, assign or terminate by the Closing shall be referred to as a “Non-Transferred Excluded Item.”  After the Closing Date with respect to each Non-Transferred Excluded Item, Buyer shall permit Sellers to exclusively direct and manage each Acquired Company’s participation in all negotiations, Claims or other proceedings involving such Non-Transferred Excluded Item, whether existing on the Closing Date or arising thereafter.  Buyer shall also permit Sellers to settle or compromise on behalf of any Acquired Company any Non-Transferred Excluded Item in Sellers’ sole discretion (except that Buyer’s consent shall be required if such settlement or compromise would adversely affect Buyer in any material respect), and shall promptly pay Sellers any proceeds or recoveries received in connection with any Non-Transferred Excluded Item.  Buyer shall, at Sellers’ expense: (a) cause any Person under its control with knowledge of relevant facts pertaining to any Non-Transferred Excluded Item to provide assistance to Sellers as reasonably requested by any Seller; and (b) provide any relevant books, records or other information of any Acquired Company to Sellers and access to each Operator Project site (and use commercially reasonable efforts to provide access to each Coal Participant Project site), as reasonably requested by any Seller, in connection with any Non-Transferred Excluded Item; provided that in no event shall Buyer or any Acquired Company be obligated to take or to cause any Person to take or permit Sellers to take any action pursuant to this Section 6.6(a) that would (A) violate any applicable Law or (B) unreasonably interfere with the business of Buyer or any of the Acquired Companies.  Sellers shall remain at all times responsible for all credit support obligations with respect to all Excluded Items.

(b)                                 If the consent or approval of any third party is required in connection with the transactions contemplated hereby, including the assignment or transfer of any Purchased Asset that is a Contract or Permit to Buyer, but is not obtained prior to the Closing, Sellers shall continue to use their commercially reasonable efforts to obtain such consent after the Closing, and Sellers shall cooperate with Buyer in any lawful and economically feasible arrangement

(including subleasing, sublicensing or subcontracting) to provide that Buyer shall receive the interest of Sellers in any such Purchased Asset, Contract or Permit; provided that Buyer shall undertake to pay or satisfy any corresponding liabilities for which Buyer would have been responsible if such consent or approval had been obtained.  Sellers shall hold in trust for and pay to Buyer, promptly upon receipt thereof, all income, proceeds, recoveries and other monies received by Sellers or any of their Affiliates in connection with its use of any Purchased Asset, Contract or Permit in connection with the arrangements under this Section 6.6(b).  Nothing in this Section 6.6(b) shall be deemed a waiver by Buyer of its right to receive an effective assignment of all of the Purchased Assets, Contracts and Permits at the Closing nor shall any Purchased Assets, Contracts or Permits covered by this Section 6.6(b) be deemed to constitute Excluded Items.

6.7.                            Employee and Benefit Matters.

(a)                                 Sellers Benefit Plans.  Effective as of the Closing Date, the Continuing Non-Unionized Employees and Unionized Employees (who accept offers pursuant to Section 6.7(d)(i)) shall cease to accrue further benefits and shall cease to be active participants under the Sellers Benefit Plans.  Buyer shall not assume any of the Sellers Benefit Plans.  From and after the Closing Date, Sellers and their ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Sellers Benefit Plans, and neither Buyer nor its Affiliates (including the Acquired Companies) shall have any obligation, liability or responsibility from and after the Closing Date to or under the Sellers Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Closing Date.

(b)                                 Pre-Closing Date Claims under Sellers Benefit Plans.  To the extent that a Business Employee was a participant in a Sellers Benefit Plan, the Sellers Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Business Employees for all Claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans.  For purposes of this Section 6.7(b), a Claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such Claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such Claim are rendered.  Sellers shall pay out all accrued and unused vacation balances of the Continuing Non-Unionized Employees within thirty (30) days of the Closing Date in accordance with Sellers’ applicable policies in effect at that time.  Sellers shall provide the Unionized Employees with such vacation benefits as are mandated by the applicable Collective Bargaining Agreement through the Closing Date.

(c)                                  Available Non-Unionized Employees Offers and Post-Closing Employment and Benefits.  Buyer shall, or shall cause the Acquired Companies or another Affiliate to:

(i)                         as promptly as reasonably practicable, but in any event within sixty (60) days after the execution of this Agreement, (A) make written offers of employment to each of the Available Non-Unionized Employees that Buyer desires to employ after the Closing, including those described in Section 6.7(c)(iv)(B), with such offers providing such Available Non-Unionized Employees fifteen (15) days to either accept or reject such offers and

(B) provide Sellers with a list of the Available Non-Unionized Employees to whom it has made offers of employment;

(ii)                      within seventy-five (75) days after the execution of this Agreement, Buyer shall notify Sellers as to each Available Non-Unionized Employee who has accepted employment with Buyer or any of its Affiliates by such date, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Closing Date and may be conditioned on other customary and lawful conditions of employment, including authorization to work in the U.S., and each Available Non-Unionized Employee who has rejected Buyer’s offer of employment;

(iii)                               indemnify and hold harmless Sellers and their Affiliates with respect to all Claims and liabilities relating to or arising out of Buyer’s employee selection and employment offer process described in this Section 6.7(c) (including any Claim of discrimination or other illegality in such selection and offer process but excluding any Claim for severance under the Sellers Benefit Plans);

(iv)                              provide to each Available Non-Unionized Employee who is actively at work as of the Closing Date or is on a previously scheduled and approved (by a Seller or its Affiliates) short-term disability, workers’ compensation or other approved leave of absence and accepts an offer of employment from Buyer or an Affiliate of Buyer (the “Continuing Non-Unionized Employees”), during the twelve (12) month period immediately following the Closing Date, (A) base salary/wage rate and bonus and incentive opportunities and other employee benefits that are substantially comparable in the aggregate as the compensation and benefits provided to the Available Non-Unionized Employee immediately prior to Closing, and as promptly as practicable, and in any event no later than fifteen (15) days after the date of this Agreement and prior to making offers pursuant to Section 6.7(c)(i), Buyer shall furnish information to Sellers describing the compensation and employee benefits that Buyer intends to provide to the Continuing Non-Unionized Employees during the twelve (12) month period immediately following the Closing Date, to which Sellers shall promptly, and in no event later than twenty-five (25) days following the date of this Agreement, notify Buyer whether it agrees that the proposed compensation and employee benefits satisfy the covenant in this Section 6.7(c)(iv)(A); (B) reemployment or hiring, as applicable, to the Available Non-Unionized Employees listed on Schedule 6.7(c)(iv)(B) who are not actively at work as of the Closing Date due to short-term disability, workers’ compensation or other approved leave of absence, such reemployment or hiring to be effective as of the date, if any, each such Available Non-Unionized Employee has been cleared for and returns to active employment and to be in a position comparable to that which such Available Non-Unionized Employee has prior to the commencement of his or her absence from active employment; provided that nothing in the foregoing shall affect the right of each Seller and its Affiliates to terminate the employment of an Available Non-Unionized Employee for any lawful reason at any time, (C) cash severance benefits for each Continuing Non-Unionized Employee who is terminated without cause, as reasonably determined by Buyer, during the twelve (12) month period immediately following the Closing Date no less favorable than the greater of the cash severance benefits provided under Buyer’s applicable severance plan or the Duke Energy Involuntary Severance Plan and (D) unless otherwise agreed to by an Available Non-Unionized Employee in writing, employment at a location that is located at, or within a fifty (50) mile radius from, the Available Non-Unionized Employee’s location of employment immediately preceding the Closing;

(v)                     cause each Continuing Non-Unionized Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Closing Date by a group health plan maintained by Sellers or their respective Affiliates) to be covered under a group health plan maintained by Buyer or its Affiliate that (A) provides major medical and dental benefits coverage to the Continuing Non-Unionized Employee and such eligible dependents effective immediately upon the Closing Date and (B) with respect to medical plans, credits such Continuing Non-Unionized Employee, for the year during which such coverage under any such medical plan begins, with any deductibles and co-payments incurred under a medical plan maintained by Sellers or their respective Affiliates where such deductibles and co-payments were incurred during such year, prior to the Closing and have been processed and paid by the earlier of the end of (i) the calendar year in which the Closing occurs or (ii) the third (3rd) month following Closing; provided, however, that for purposes of applying this clause (B), the Continuing Non-Unionized Employee shall be responsible for providing the necessary information to Buyer based upon benefit forms received by the Continuing Non-Unionized Employee from the medical plan maintained by Sellers or their respective Affiliates;

(vi)                  provide full service credit for all purposes (other than to the extent that such credit would result in duplication of benefits with respect to the same period of service, which includes the duplication of service credit for benefit accrual purposes under any pension plan) under all vacation, incentive, compensation and employee benefit plans, policies and arrangements made available to Continuing Non-Unionized Employees by Buyer, the Acquired Companies or any of their Affiliates on or after the Closing Date to the same extent such Continuing Non-Unionized Employee’s service was recognized under the corresponding type of benefit plans in which such Continuing Non-Unionized Employee participated immediately prior to the Closing Date; and

(vii)               from and after the Closing Date, recognize and give each Continuing Non-Unionized Employee credit for his or her accumulated balance as of the Closing Date under the sick and dependent care pay programs maintained by Sellers and their respective Affiliates.

(d)                                 Unionized Employees Offers and Post-Closing Employment and Benefits.  Buyer shall, or shall cause the Acquired Companies or another Affiliate to:

(i)                         make offers of employment to all Unionized Employees effective upon the Closing based on the terms of the applicable Collective Bargaining Agreements and applicable Laws;

(ii)                                  as a condition of the transactions contemplated by this Agreement, (A) recognize each labor union as collective bargaining representative and assume each Collective Bargaining Agreement applicable to the Unionized Employees immediately effective upon the Closing Date, (B) abide by and agree to honor the terms and conditions of such Collective Bargaining Agreements including all liabilities and obligations arising under or in any way related to such Collective Bargaining Agreements, including seniority status, and (C) indemnify and hold harmless Sellers and their Affiliates with respect to any Claims and liabilities attributable to such Collective Bargaining Agreements following the Closing Date, including all liabilities and obligations arising under or in any way related to such Collective Bargaining Agreements; and

(iii)                   upon or after the Closing Date, provide Unionized Employees such benefits (e.g., defined benefit pension, 401(k), welfare, vacation, etc.) as may be required under the assumed Collective Bargaining Agreements.

(e)                                  Post Closing Date Employment Claims.  Except as expressly provided in this Agreement, Buyer shall indemnify, defend and hold Sellers and their Affiliates (other than the Acquired Companies) harmless from and against any and all liability of any kind or nature involving or related to the employment of the Continuing Non-Unionized Employees and Unionized Employees (who become employees of Buyer or its Affiliate) by Buyer or Acquired Companies after the Closing Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer, the Acquired Companies or their ERISA Affiliates after the Closing.  Except as expressly provided in this Agreement, Sellers shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment, or termination from employment, of the Continuing Non-Unionized Employees and Unionized Employees (who become employees of Buyer or its Affiliates) by Sellers or their respective Affiliates on or before the Closing Date (or, if later, on or before the date on which any such Continuing Non-Unionized Employee becomes an employee of Buyer or its Affiliate) and with respect to any of Sellers’ employees who do not become employees of Buyer or its Affiliates.

(f)                                   Buyer Welfare Plans.  Buyer shall cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Non-Unionized Employees and, to the extent agreed upon with respect to post-Closing benefits negotiated and accepted by Buyer and the applicable union, the Unionized Employees under any such plans.  Buyer shall provide, or shall cause the Acquired Companies to provide, continuation health care coverage to Business Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Law, on or after the Closing Date.  Buyer shall provide any required notice under COBRA or any similar provisions of state Law to Business Employees in respect of any qualifying event that occurs as a result of the transactions contemplated by this Agreement.

(g)                                  Defined Benefit Pension Plan.  As promptly as reasonably practicable following the Closing Date (the “Pension Spin-Off Date”), (i) Sellers shall cause the Sellers Pension Plans to spin-off into a separate defined benefit pension plan (the “Buyer Pension Plan”) the benefit obligations for the Continuing Non-Unionized Employees and Unionized Employees (who become employed by Buyer and its Affiliates) who are participants in or entitled to present or future benefits (whether or not vested) under the Sellers Pension Plans (“Pension Plan Participants”), (ii) Sellers shall cause for the benefit of the Buyer Pension Plan the spin-off of an amount of assets determined pursuant to the methodology and assumptions set forth in Exhibit H attached hereto, and (iii) the Buyer Pension Plan shall assume, fully perform, pay and discharge all of the liabilities as of the Pension Spin-Off Date for the benefits (whether vested or not vested) of all Pension Plan Participants under the Sellers Pension Plans, and the Sellers Pension Plans shall have no liability for such benefits, all on the terms and subject to the conditions set forth in Exhibit H attached hereto.  In furtherance of the foregoing, Sellers or their applicable Non-Company Affiliate and Buyer or its Affiliate shall enter into an agreement, substantially in the form of Exhibit H, effective as of the Pension Spin-Off Date.

(h)                                 Savings Plans.  Effective as of the Closing Date, Buyer, the Acquired Companies or their ERISA Affiliates shall establish or maintain a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing Non-Unionized Employees shall be eligible to participate (“Buyer Savings Plan”) and in which all Unionized Employees shall be eligible to participate (“Buyer Union Savings Plan”) as of the later of the Closing Date or the effective date of such Buyer plans.  Buyer shall cause the Buyer Savings Plan and the Buyer Union Savings Plan to accept the direct rollover of electing Continuing Non-Unionized Employees and Unionized Employees benefits in cash and, if applicable, promissory notes from the Sellers Savings Plan.

(i)                                     WARN Act.  From the date of this Agreement until the Closing Date, Sellers shall not and shall cause their Affiliates and the Acquired Companies not to terminate the employment of any Business Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Law) occurs prior to the Closing without complying with the WARN Act.  Buyer agrees to provide any notice required under the WARN Act or any similar state Law with respect to any “plant closing” or “mass layoff” affecting Business Employees that may occur on or after the Closing Date or arise, in whole or in part, as a result of the transactions contemplated by this Agreement.  In addition, neither Buyer nor the Acquired Companies shall effectuate a “plant closing” or “mass layoff” or any other similar triggering event under the WARN Act or any other applicable Law affecting any Business Employee, except in compliance with the WARN Act or other applicable Law.  Buyer shall indemnify, defend and hold Sellers harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Law for any “plant closing” or “mass layoff” occurring on or after the Closing Date or arising, in whole or in part, from the actions (or inactions) of Buyer or the Acquired Companies on or after the Closing Date or as a result of the transactions contemplated by this Agreement.

(j)                                    No Third Party Beneficiary Rights.  Nothing herein, expressed or implied, shall confer upon any Business Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise.  In addition, the provisions of this Section 6.7 are for the sole benefit of the Parties and are not for the benefit of any third party.

(k)                                 Non-Solicitation of Business Employees.  In the event that this Agreement is terminated prior to the Closing pursuant to Section 9.1, until the date that is two (2) years from and after the date of such termination of this Agreement, (i) Buyer shall not employ, and shall cause its Affiliates not to employ, any Business Employees without Sellers’ prior written consent and (ii) Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, in any manner whatsoever, solicit for hire or employment any officer or employee of any Seller or any of their respective Affiliates to whom Buyer or its Representatives had been directly or indirectly introduced or otherwise had first contact with as a result of its consideration of the transactions contemplated hereby; provided, however, that this clause (ii) shall not apply to any solicitation (or any hiring as a result of any solicitation) (x) that consists of a general advertisement or solicitation by Buyer through the use of media advertisements, the Internet, or professional search firms that is not targeted at employees of Sellers or its Affiliates or (y) of any person who is no longer employed by Sellers or its Affiliates.

(l)                                     Employment by Third Party or Buyer’s Affiliates.  Notwithstanding anything to the contrary in this Section 6.7, Buyer shall have the right to use a third party operator or an Affiliate of Buyer to hire Business Employees and to perform certain actions on behalf of Buyer under this Section 6.7; provided that in no event shall such use of or performance by a third party operator or an Affiliate of Buyer release Buyer from any of its obligations under this Section 6.7.

(m)                             Code Section 409A.  The Continuing Non-Unionized Employees shall be treated, for purposes of Section 409A of the Code, as having a separation from service with Sellers and their Affiliates as of the Closing Date, unless Sellers make a determination pursuant to Treasury Regulation 1.409A-1(h)(4) for such Continuing Non-Unionized Employees to be treated as not separating from service with Sellers and their Affiliates, for purposes of Section 409A of the Code, until they terminate employment with Buyer and its Affiliates, in which case Buyer hereby agrees that it shall (i) acknowledge and agree in writing prior to the Closing Date to any such determination by Sellers, and (ii) make reasonable best efforts to notify Sellers within five (5) Business Days after any such Continuing Non-Unionized Employee terminates employment with Buyer and its Affiliates.

6.8.                            Affiliate Contracts; Affiliate Dedicated Contracts; Affiliate Shared Services Contracts.

(a)                                 Affiliate Contracts.  Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Sellers shall (i) terminate or cause to be terminated, effective upon or before the Closing, all Affiliate Contracts other than the Affiliate Contracts set forth on Schedule 6.8(a) (the “Continued Affiliate Contracts”) and (ii) cause all Claims, accounts or obligations (contingent or otherwise) between any Acquired Company, on the one hand, and any Seller or any Non-Company Affiliate, on the other hand, to be settled, released or otherwise eliminated, in such a manner as Sellers shall determine, effective immediately prior to the Closing.  For the avoidance of doubt, Claims, accounts or obligations solely between and among any of the Acquired Companies shall not be affected by this provision.

(b)                                 Affiliate Dedicated Contracts.

(i)                                     From and after the date hereof, Buyer and Sellers shall use their commercially reasonable efforts to obtain the written consent from each party (other than Sellers and their respective Affiliates) (each, a “Counterparty”) to each Affiliate Dedicated Contract to the assignment and assumption of such Affiliate Dedicated Contract by each Assignor to each Assignee identified on Schedule 1.1-AD and the related release of the Assignor thereunder, as contemplated by the Assignment and Assumption Agreements to occur at the Closing; provided that any obligation to seek such consent by Buyer and Sellers shall terminate as of the Closing.  Without limiting the foregoing, Buyer’s efforts shall include offering to replace any credit support posted or maintained by a Seller or a Non-Company Affiliate in favor of any Counterparty to any Affiliate Dedicated Contract in accordance with the requirements of Section 6.5, and in the case of Affiliate Dedicated Contracts with respect to which none of Sellers or the Non-Company Affiliates has posted or maintains any credit support, Buyer shall comply with all commercially reasonable requests from any Counterparty under such Affiliate Dedicated Contracts to post or maintain credit support as security for the performance of the obligations of the Assignee thereof.

(ii)                      At the Closing, Buyer shall assume (or cause one of the Acquired Companies, as set forth in Schedule 1.1-AD, to assume) from each of the Non-Company Affiliates who are party to an Assigned Contract, and Sellers shall cause such Non-Company Affiliates to assign to Buyer (or such Acquired Company), all of the rights and obligations of such Non-Company Affiliates, as applicable, relating to periods from and after the Closing under the Assigned Contracts; provided, however, that, to the extent that any Assigned Contracts relate to natural gas transportation on a pipeline regulated by FERC, Sellers’ obligations under this Section 6.8(b) are conditioned upon the Non-Company Affiliate successfully releasing its capacity permanently to Buyer (or such Acquired Company) and being relieved of all payment obligations under each such Assigned Contract pursuant to the terms of the applicable FERC Gas Tariff.  Each of Sellers and Buyer shall use commercially reasonable efforts to achieve any such permanent releases of capacity.

(c)                                  Affiliate Shared Services Contracts. From and after the Closing, Sellers shall, and shall cause the Non-Company Affiliates party to the Affiliate Shared Services Contracts to, provide to Buyer and the Acquired Companies the services contemplated under the Affiliate Shared Services Contracts that relate to the Projects pursuant to the terms and subject to the conditions of, and to the extent required by, the Transition Services Agreement.

6.9.                            Indebtedness; Distributions. Notwithstanding anything in this Agreement to the contrary:

(a)                                 Prior to or at the Closing (including by direction of payment of a portion of the purchase price to a Non-Company Affiliate), Sellers shall cause any and all Indebtedness of the Acquired Companies to be paid or otherwise satisfied in full (including through the assumption of any such Indebtedness by a Non-Company Affiliate) and any and all Liens securing any such Indebtedness to be released such that Buyer shall take title to the Company Interests free of any such Indebtedness or any such Liens.

(b)                                 Sellers shall have the right to cause the Acquired Companies to pay cash dividends, make cash distributions and assign accounts receivable to a Seller or its respective Non-Company Affiliates at any time prior to the Closing.  After the Closing, Buyer shall promptly remit to Sellers any amounts received by Buyer or the Acquired Companies as payment on accounts receivable of any Acquired Company that such Acquired Company assigned to a Seller or a Non-Company Affiliate and that was not reflected in the Net Working Capital of the Acquired Companies as of the Closing Date.

6.10.                     Insurance.  Sellers shall maintain or cause to be maintained in full force and effect the self-insurance arrangements maintained by Sellers or Non-Company Affiliates for the benefit of the Acquired Companies with respect to the Business until the Closing.  All such self-insurance arrangements shall be terminated as of the Closing and no further liability shall be covered under any of such self-insurance arrangements.  Buyer shall be solely responsible for providing insurance to the Acquired Companies for any event or occurrence after the Closing.

6.11.                     Casualty. If any of the Purchased Assets is damaged or destroyed by casualty loss after the date hereof and prior to the Closing, and (x) the cost of restoring such damaged or destroyed Purchased Assets to a condition reasonably comparable to their prior condition and (y) the amount of any lost profits, in each case, to the extent such costs and lost profits are reasonably expected to accrue after the Closing as a result of such damage or destruction to such Purchased Assets (net of and after giving effect to any insurance proceeds available to the Acquired Companies for such restoration and lost profits and any Tax benefits related thereto) (such costs and lost profits with respect to any Purchased Assets, the “Restoration Cost”) is greater than $15,000,000 but does not exceed $250,000,000, Sellers may elect to reduce the amount of the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Sellers), by notice to Buyer, and such casualty loss shall not affect the Closing.  If Sellers do not make such an election within forty-five (45) days after the date of such casualty loss, Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Sellers.  If the Restoration Cost is in excess of $250,000,000, Sellers may, by notice to Buyer within forty-five (45) days after the date of such casualty loss, elect to (a) reduce the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Sellers) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Sellers do not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Sellers, terminate this Agreement within ten (10) Business Days of receipt by Buyer of Sellers’ notice regarding its election.  If the Restoration Cost is $15,000,000 or less, (i) neither Buyer nor Sellers shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.  In the event that Sellers elect to reduce the Purchase Price in accordance with this Section 6.11, Sellers shall, and shall cause their Non-Company Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under available insurance policies or programs in respect of any such casualty loss and shall cause any such insurance proceeds to be contributed or assigned to the applicable Acquired Company that has suffered such casualty loss without any adjustment to Net Working Capital.

6.12.                     Condemnation. If any of the Purchased Assets is taken by condemnation after the date hereof and prior to the Closing and such Purchased Assets have the sum of (x) a condemnation value and (y) to the extent not included in preceding clause (x), the amount of any lost profits reasonably expected to accrue after the Closing as a result of such condemnation of such Purchased Assets (net of and after giving effect to any condemnation award any Tax benefits related thereto) (such sum with respect to any Purchased Assets, the “Condemnation Value”) greater than $15,000,000 but do not have a Condemnation Value (as determined by a qualified firm reasonably acceptable to Buyer and Sellers) in excess of $250,000,000, Sellers may elect to reduce the Purchase Price by such Condemnation Value (less the amount of any condemnation award and Tax benefits related thereto) by notice to Buyer, and such condemnation shall not affect the Closing.  If Sellers do not make such an election within forty-five (45) days after the date of such condemnation, Buyer may elect to terminate this Agreement within ten (10) Business Days after such forty-five (45) day period by written notice to Sellers.  If the Condemnation Value is in excess of $250,000,000, Sellers may, by notice to Buyer within forty-five (45) days after the award of condemnation proceeds, elect to (a) reduce the Purchase Price by such Condemnation Value (after giving effect to any condemnation award available and Tax benefits related thereto) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Sellers do not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Sellers, terminate this Agreement within ten (10) Business Days of receipt by Buyer of Sellers’ notice regarding its election.  If the Condemnation Value is $15,000,000 or less, (A) neither Buyer nor Sellers shall have the right or option to terminate this Agreement and (B) there shall be no reduction in the amount of the Purchase Price.  In the event that Sellers elect to reduce the Purchase Price in accordance with this Section 6.12, Sellers shall, and shall cause their Non-Company Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under any applicable condemnation award in respect of any such condemnation and shall cause any such condemnation award to be contributed or assigned to the applicable Acquired Company that has suffered such condemnation without any adjustment to Net Working Capital.

6.13.                     Transition Plan; Transition Services Arrangements; Replacement of Representatives.

(a)                                 During the Interim Period, in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and begin to implement a mutually acceptable transition plan for the migration and integration of the Acquired Companies out of the business of Sellers and the Non-Company Affiliates and into the business of Buyer, subject to compliance with applicable Laws (the “Transition Plan”).  The Transition Plan shall address the matters set forth on Schedule 6.13(a) as well as any other matters agreed to by the Parties.  Such cooperation shall include each Party (with Sellers being considered one Party for purposes of this Section 6.13) taking the following actions: (i) promptly after execution of this Agreement, appointing a transition manager whose primary responsibility would be to plan and execute the transition and manage such Party’s transition team; (ii) promptly after execution of this Agreement, reviewing the technology, business operations and administration capabilities to be transitioned or migrated, taking into account any issues of separation arising from the Transition Plan; (iii) reviewing the services provided to the Acquired Companies under the Affiliate Shared Services Contracts and the extent to which such services can be provided on a transitional basis; (iv) establishing transition teams; (v) setting regular meetings of the teams during the Interim Period; (vi) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning, execution and knowledge transfer; (vii) coordinating as to transitional matters with respect to Governmental Authorities, including the North American Electric Reliability Corporation; and (viii) developing detailed project plans and budgets for migration and transition; provided that all such activities shall be in compliance with applicable Law.

(b)                                 In furtherance of the Transition Plan, during the Interim Period, Sellers shall, and shall cause their Affiliates to, work together with Buyer in good faith and the Parties shall use their commercially reasonable efforts to prepare for the transition and migration of the software set forth on Schedule 6.13(b) identified by Buyer to Sellers as software Buyer intends to use in connection with the operation of the Business after the Closing (the “Transitioning Software”).  In connection therewith, Sellers shall, and shall cause their Affiliates to, facilitate discussions with third party licensors of Transitioning Software with the intent of making the Transitioning Software available to the Acquired Companies and Buyer for the operation of the Business as currently conducted, effective immediately following the Closing, subject to Buyer’s negotiation and agreement with third party licensors as to the terms and conditions of any license required with respect thereto and the payment of any fee that may be required.  If the Transitioning Software is not available for use by the Acquired Companies and Buyer as of the Closing Date, then Sellers or their Non-Company Affiliates shall continue the efforts described in this Section 6.13(b) under the terms of the Transition Services Agreement, as and to the extent permissible under the terms of the Transitioning Software licenses.

(c)                                  During the Interim Period, the Parties, through their respective transition teams, shall cooperate in good faith and use their commercially reasonable efforts to finalize and refine (through addition, deletion or modification prior to the Closing) the schedules to the Transition Services Agreement consistent with any requirements identified in the Transition Plan.  At the Closing, the Parties shall enter into a Transition Services Agreement, substantially in the form attached hereto as Exhibit I (the “Transition Services Agreement”).

(d)                                 Within ten (10) Business Days following the Closing (subject to extension by mutual agreement of the Parties), Buyer shall designate and appoint a replacement to any representative or agent of each Acquired Company who has been appointed to a position pursuant to a requirement of any Governmental Authority or Permit, unless such representative or agent is a Continuing Non-Unionized Employee or a Unionized Employee, or, if required by any Government Authority or Permit in connection with the transactions contemplated by this Agreement, reconfirm any such currently designated or appointed representative or agent.

6.14.                     Tax Matters.

(a)                                 Notwithstanding anything in this Agreement to the contrary or any requirement at Law, Buyer shall bear any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement.  Buyer shall timely file its Transfer Tax returns as required by Law and shall notify Sellers when such filings have been made.  If either Seller is required by Law to file any Transfer Tax return, such Seller shall furnish such Transfer Tax return to Buyer for Buyer’s review fifteen (15) Business Days before the due date, and Buyer shall remit the amount shown as due on such Tax return ten (10) Business Days before the due date of such Tax return to the applicable Seller.

(b)                                 With respect to any Tax return covering a taxable period ending before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed on or after the Closing Date with respect to an Acquired Company, (i) Sellers shall cause such Tax return to be prepared and shall deliver such Tax return as so prepared to Buyer not later than fifteen (15) days (three (3) days with respect to any property Tax return) prior to the due date (including extensions) for filing such Tax return for Buyer’s review and comments, (ii) with respect to any issue that could materially and adversely affect Buyer or the applicable Acquired Company in a taxable period (or portion thereof) beginning on or after the Closing Date, Sellers shall cooperate and consult with Buyer to finalize such Tax return, and if such issue is not resolved prior to the filing due date, such Tax return shall be filed in form and substance provided to Buyer, with any modifications agreed to by Sellers and Buyer, and the Parties thereafter shall amend such Tax return as and to the extent necessary to reflect the final resolution of such issue, and (iii) subject to Sellers’ payment to Buyer of such Tax in compliance with Section 6.14(c), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return.  With respect to any Tax return covering a taxable period beginning before the Closing Date and ending on or after the Closing Date (a “Straddle Taxable Period”) that is required to be filed on or after the Closing Date, (A) Buyer shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall deliver a draft of such Tax return to Sellers for Sellers’ review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax return, (B) Sellers and Buyer shall cooperate and consult with each other in order to finalize such Tax return, and if any issue remains unresolved prior to the filing due date, such Tax return shall be filed in form and substance provided to Sellers, with any modifications agreed to by Sellers and Buyer, and the Parties thereafter shall amend such Tax return as and to the extent necessary to reflect the final resolution of such issue, and (C) subject to Sellers’ payment to Buyer of any portion of such Tax in compliance with Section 6.14(c), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return.

(c)                                  Subject to Section 10.1(b), except to the extent included in the calculation of Net Working Capital, Sellers shall be responsible for and indemnify the Buyer Indemnified Parties against, and, subject to Section 6.14(g) below, Sellers shall be entitled to all refunds or credits of any Tax with respect to any Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends prior to the Closing Date.  With respect to a Straddle Taxable Period, Sellers and Buyer shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends at the end of the day immediately prior to the Closing Date by an interim closing of the books of the applicable Acquired Company as of the end of the day prior to the Closing Date, except for ad valorem or property Taxes and franchise Taxes based solely on capital which shall be prorated on a daily basis up to the Closing Date.  For this purpose, any franchise Tax paid or payable with respect to an Acquired Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured.  In determining whether a property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a property Tax attributable to the taxable period (whether a fiscal year or other Tax year) specified on the relevant property Tax bill that is issued with respect to that lien date or other valuation date.  Notwithstanding the foregoing, with respect to any Coal Project Asset, the calculation of the amount of Tax of such Coal Project Asset for which Sellers are responsible or entitled to refunds or credits under this Section 6.14(c) shall be made by reference to the applicable Seller’s undivided interest in such Assets.

(d)                                 Subject to Section 10.1(a), Buyer shall be responsible for and indemnify Sellers against, and Buyer shall be entitled to all refunds and credits of, all Taxes of the Acquired Companies that are attributable to a taxable period (or portion thereof) beginning on or after the Closing Date.

(e)                                  With respect to any Tax for which Sellers are responsible, Sellers shall have the right, at their sole cost and expense, to initiate any claim for refund and to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes (a “Tax Matter”); provided, however, that neither Party shall enter into any settlement of or otherwise compromise any material Tax Matter that would be reasonably likely to adversely affect the Tax liability of the other Party in any material respect without the other Party’s prior written consent, not to be unreasonably delayed, conditioned or withheld.  Buyer shall and shall cause the relevant Acquired Company to, and shall use its commercially reasonable efforts to cause the Coal Participant Project Operators to, take such action in connection with any such proceeding as Sellers shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney.  Buyer shall and shall cause the relevant Acquired Company to, and shall use its commercially reasonable efforts to cause the Coal Participant Project Operators to, give written notice to Sellers of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which any Seller is responsible within twenty (20) days after its receipt of such notice; failure to give any such written notice within such twenty (20) day period shall limit Sellers’ indemnification obligation pursuant to this Agreement to the extent any Sellers are actually prejudiced by such failure.  Notwithstanding anything to the contrary in Section 10.6, this Section 6.14(e) and not Section 10.6 will apply to third-party Claims with respect to Taxes.

(f)                                   Sellers shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records (excluding workpapers and correspondence with Taxing Authorities) relating solely to the Acquired Companies within the possession of Sellers, and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.  Buyer shall and shall cause the Acquired Companies to, and shall use its commercially reasonable efforts to cause the Coal Participant Project Operators to, grant to Sellers (or their respective designees) access at all reasonable times to all of the information, books and records (including workpapers and correspondence with Taxing Authorities) relating to the Acquired Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer, the Acquired Companies, the Coal Participant Project Operators and the employees of Buyer and the Acquired Companies, and shall afford and cause the Acquired Companies to, and shall use its commercially reasonable efforts to cause the Coal Participant Project Operators to, afford Sellers (or their respective designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Sellers (or their respective designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.

After the Closing Date, Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, and Buyer shall use its commercially reasonable efforts to cause the Coal Participant Project Operators to, preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Acquired Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided that no Party shall dispose of any of the foregoing items without first offering such items to the other Parties.

(g)                                  If after the Closing, Buyer or an Acquired Company receives a refund or utilizes a credit of any Tax of such Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the date immediately prior to the Closing Date, Buyer shall pay to Sellers within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon, net of reasonable third-party fees or expenses incurred by Buyer or the Acquired Companies in obtaining such refund or credit payable to Sellers attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the date immediately prior to the Closing Date.  Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to obtain a refund or credit of any Tax of any Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the day immediately prior to the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the day immediately prior to the Closing Date (including with respect to the transactions contemplated hereby).

(h)                                 In the event that a Seller initiates a claim for refund from a Taxing Authority with regard to any Tax of an Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the day immediately prior to the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Sellers shall have all rights to and interest in such refund.  Buyer shall, upon request, provide Sellers a limited power of attorney allowing Sellers to pursue such claim for refund with and collect such refund from such Taxing Authority.  Notwithstanding the foregoing, Sellers shall not settle any such claim in a manner that could materially and adversely affect Buyer or the applicable Acquired Company in a taxable period (or portion thereof) beginning on or after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(i)                                     In the event that a Seller initiates a claim for refund from a third party who improperly withheld sales and use Tax, or withheld excessive sales and use Tax, with regard to an Acquired Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending at the end of the day immediately prior to the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Sellers shall have all rights to and interest in such refund.  Buyer shall, upon request, provide Sellers a limited power of attorney allowing Sellers to pursue such claim for refund with and collect such refund from such third party.  Notwithstanding the foregoing, Sellers shall not settle any such claim in a manner that could materially and adversely affect Buyer or the applicable Acquired Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(j)                                    From and after the Closing Date, Buyer shall, and shall cause the Acquired Companies to, comply with the covenants relating to tax-exempt pollution control bonds set forth on Schedule 6.14(j).

6.15.                     Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.16.                     Competing Transactions. Buyer shall not, and shall not permit any of its Affiliates to (a) acquire or agree to acquire any electric generation Assets or business, or (b) acquire or agree to acquire, whether by merger, consolidation, by purchasing any portion of the Assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof owning, operating or otherwise controlling any electric generation Assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) delay beyond the Outside Date (x) the expiration of any applicable waiting period or (y) the obtaining, or materially increasing the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting such transactions, or (iii) delay beyond the Outside Date or otherwise materially impede the consummation of the transactions contemplated by this Agreement.

6.17.                     Public Announcements. During the Interim Period, except as required by Law or by the rules of, or an applicable listing agreement with, a national securities exchange, each of Sellers and Buyer shall consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that, subject to the Confidentiality Agreement, each Party and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to its respective directors and officers and employees without the consent of the other Parties.  Notwithstanding the foregoing, nothing in this Agreement or the Confidentiality Agreement shall prohibit any Party from communicating with any Governmental Authorities or third parties (including representatives of labor unions) to the extent reasonably necessary for the purpose of (a) seeking any consents or approvals of, making any filings with or providing any notifications to, any such Governmental Authority or third party nor shall any Party be liable for any public disclosure made by any such Governmental Authority or third party with respect thereto, (b) responding to customer and counterparty questions and concerns regarding this Agreement, the transactions contemplated hereby and the transition of the Businesses of the Acquired Companies and/or (c) in connection with any Financing.

6.18.                     Confidentiality.  The provisions of the Confidentiality Agreement are incorporated into this Agreement by reference and shall remain binding and in full force and effect on and after the date hereof until the earlier of the expiration of its term or the Closing; provided, however, that Buyer’s confidentiality obligations with respect to Confidential Information (as defined in the Confidentiality Agreement) shall terminate only in respect of that portion of the Confidential Information exclusively relating to the Acquired Companies or the Business, and the confidentiality obligations not relating exclusively to the Acquired Companies or the Business shall continue in full force and effect for a period of two (2) years following the Closing Date.  If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of two (2) years following the termination of this Agreement.  Notwithstanding the above or the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prevent Buyer or any of its subsidiaries from disclosing any information, including “Confidential Information” and the information provided pursuant to Section 6.23, (i) to any Financing Source in connection with any Financing, (ii) in an offering circular, prospectus, bank book, comfort letters or private placement memorandum in connection with any Financing, (iii) for the purposes of establishing a “due diligence” defense in connection with any Financing, (iv) to the extent reasonably necessary to perform any diligence with respect to, or confirm the accuracy of the information provided pursuant to Section 6.23, (v) with Sellers’ consent, as applicable, or (vi) in connection with Buyer Guarantor’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the 1933 Act and its obligations under the 1933 Act, including its obligation to maintain the effectiveness of its shelf registration statement on Form S-3ASR; provided that (x) with respect to any disclosure of such information to a Commitment Party (as defined in the Commitment Letter), to the extent applicable to such Commitment Party, such recipient shall be subject to confidentiality obligations consistent with those set forth in the second paragraph of Section 9 of the Commitment Letter (as in effect on the date hereof); and (y) with respect to any disclosure of information that constitutes “Confidential Information” under the terms of the Confidential Agreement or as otherwise has been identified in writing by Sellers to Buyer as being confidential to any recipient that is not subject to confidentiality obligations substantially similar to those under the Confidentiality Agreement, this Agreement or those set forth in the immediately preceding clause, Buyer shall use commercially reasonable efforts to consult with Sellers with respect to the confidentiality of any such information and the preparation of any disclosure including such information.

6.19.                     Updates; Supplements to Schedules. From time to time prior to the Closing, Sellers shall be entitled to supplement, amend or modify the Schedules to Article III, Article IV or Schedule 6.5(a) to reflect (a) the entering into, amendment of or termination of Material Contracts as permitted by Section 6.3(a)(x), (b) changes to Support Obligations as contemplated by Section 6.5(g) and (c) factors, circumstances or events first arising or, in the case of representations given to Sellers’ Knowledge, becoming known to Sellers during the Interim Period (each, a “Schedule Supplement”) by providing Buyer with written notice specifying the schedule or schedules to be updated thereby.  Each such Schedule Supplement shall be deemed to supplement, amend and modify the Schedules for all purposes of this Agreement; provided that a Schedule Supplement pursuant to clause (c) above shall not affect Buyer’s right with respect to indemnification hereunder, except as otherwise set forth in this Section 6.19.  If any Schedule Supplement pursuant to clause (c) above discloses any matter or circumstance that has or would reasonably be expected to have, either individually or in the aggregate with all prior

Schedule Supplements pursuant to clause (c) above, a Material Adverse Effect or result in the failure of any of the conditions to Closing set forth in Article VII, Buyer may terminate this Agreement pursuant to Section 9.1(e) upon written notice of termination delivered to Sellers not later than ten (10) Business Days following Buyer’s receipt of the applicable Schedule Supplement.  If Buyer has the right to terminate this Agreement pursuant to Section 9.1(e) but does not elect to terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement and the Closing occurs, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement pursuant to Section 9.1(e) with respect to such Schedule Supplement and, further, shall have irrevocably waived its right to indemnification under Section 10.2(a) with respect to such matter or circumstance, and such Schedule Supplement shall be deemed to amend the Schedules, to qualify the relevant representations and warranties contained herein with respect to such Schedule Supplement and to cure any breach of a representation or warranty that otherwise might have existed hereunder.

6.20.                     Separation of Generation and Transmission Assets and Operations.  Buyer acknowledges that DEO, Sellers and the other Non-Company Affiliates of Sellers have undertaken a project involving the physical separation of the transmission Assets (none of which constitute Purchased Assets) located at the sites of the Coal Operator Projects and the Dicks Creek Project from the generation Assets located at those sites, as described on Schedule 6.20 (the “GT Separation”).  From and after the date hereof, DEO, Sellers and the other Non-Company Affiliates of Sellers shall be entitled to continue the GT Separation work until its completion, solely at the expense of DEO, Sellers and/or the other Non-Company Affiliates.  From and after the Closing and until the GT Separation work is complete, Buyer shall, and shall cause the Acquired Companies to, (i) work diligently with DEO, Sellers and the other Non-Company Affiliates of Sellers in scheduling the GT Separation work during scheduled outages at the sites of the Coal Operator Projects and the Dicks Creek Project; provided that Buyer agrees that all such GT Separation work shall be scheduled to permit its completion no later than December 31, 2018, (ii) provide access to the sites and Assets at the Coal Operator Projects and the Dicks Creek Project as reasonably requested by DEO, Sellers and/or their Non-Company Affiliates in accordance with the Access Agreements and (iii) cooperate with DEO, Sellers and their Non-Company Affiliates in the performance and completion of the GT Separation work; provided that no such GT Separation work shall unreasonably interfere with the business of Buyer or any of the Acquired Companies.

6.21.                     Related Agreements.  Notwithstanding anything to the contrary contained in Section 6.3, Sellers shall be permitted to cause the applicable Acquired Companies to enter into the Related Agreements with Non-Company Affiliates during the Interim Period.  In the event that any Related Agreement has not been entered into prior to the Closing, the Parties shall, and shall cause their relevant Affiliates to, execute and deliver any such Related Agreement, substantially in the form attached as an Annex to Schedule 6.21, if applicable, at the time of the Closing, or, if any approvals or consents required to implement such Related Agreement have not been obtained as of the time of the Closing, following the Closing promptly upon obtaining such approvals and consents.  In the event that the O&M Agreement is not entered into as of the Closing, Buyer shall, and shall cause DE Miami Fort to, apply the terms and conditions of the existing operation agreement for the generating plant known as Unit 6 located at the site of the Miami Fort Project in a manner consistent with the past practices of DE Miami Fort and its predecessor Affiliates.  In addition, Sellers shall (a) use their commercially reasonable efforts to enter into the Interconnection Agreements as promptly as practicable, recognizing that the timing of the entry into such agreements is dependent in part on the actions of third parties and (b) comply with the arrangements set forth on Schedule 6.21.

6.22.                     Real Property Matters.  Sellers shall and shall cause the Acquired Companies to reasonably cooperate with Buyer by providing reasonably requested documentation in the possession, or under the control of, the Acquired Companies, prior to and at the Closing, in connection with Buyer obtaining ALTA Owner’s Policies of Title Insurance with the deletion of the requirements described in Schedule B-I of the title commitments, the deletion of the “gap” exception and the other standard exceptions and the attachment of any and all available, reasonable and customary endorsements required by Buyer and any Financing Source (obtained at Buyer’s sole cost and expense) covering all of the Real Property effective as of the Closing Date, including executing customary affidavits required by Buyer’s title insurance company, including the affidavit substantially in the form of Schedule 6.22 (“Title Company Affidavit”); provided, however, that Sellers shall not be required to provide any indemnities or guaranties in favor of the title insurance company, Buyer or any other party in connection with this Section 6.22 other than (i) a reasonable and customary “Non-Imputation Affidavit” and (ii) the indemnity contained in the Title Company Affidavit.  Notwithstanding anything herein to the contrary, Buyer shall be responsible for all costs related to any title policies, “marked-up” title commitments and endorsements.

6.23.                     Financing Cooperation.

(a)                                 Sellers (including their respective subsidiaries and the Acquired Companies) shall during the Interim Period:

(i)                                     provide cooperation reasonably requested by Buyer (x) in connection with one or more financing transactions, all or a portion of the proceeds of which will be used to fund the Purchase Price or related fees and expenses, or any offerings that are registered under Buyer’s existing shelf registration statement on Form S-3 (each, a “Financing”) and (y) in order for Buyer to comply with its reporting obligations under the Exchange Act and its obligation to maintain the availability of its existing shelf registration statement on Form S-3, which cooperation shall include using commercially reasonable efforts to: (A) cooperate with the marketing efforts for each Financing, including causing the appropriate senior management and employees of the Acquired Companies, on a customary basis and upon reasonable advance notice, to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions and rating agency sessions, including direct contact (coordinated through Sellers’ Representatives) with senior management of the Acquired Companies (and other employees with appropriate seniority and expertise in the Business) and advisors; (B) assist with the preparation of customary financing and marketing materials to be used in connection with any Financing (including providing customary authorization letters and access to due diligence materials), and identifying any portion of the information set forth in such materials that would constitute material non-public information; (C) furnish all financial statements, financial data, audit reports and other financial information and other information regarding the Acquired Companies of the type and form, and within the times, required by Regulation S-K and Regulation S-X under the 1933 Act for offerings on a registration statement on Form S-3 by an accelerated filer, including all information required to be incorporated by reference therein, and of the type and form customarily included in documents to be used for the syndication of credit facilities; (D) cooperate, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, Sellers or the Acquired Companies, in satisfying the conditions precedent set forth in any definitive document relating to any Financing, but only to the extent that such conditions are set forth on Exhibit D of the Commitment Letter (as in effect on the date hereof); (E) cause the independent accountants of Sellers or the Acquired Companies, as applicable, to provide reasonable assistance and cooperation, including providing consents and customary comfort letters; and (F) furnish all documentation and other information required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and

(ii)                                  use commercially reasonable efforts to deliver to Buyer, by the earlier of (x) thirty-five (35) days after the date of execution of this Agreement (or sooner, if available) and (y) Closing, (A) audited financial statements, including combined balance sheets, statements of operations, statements of cash flows, statements of stockholders equity of the Acquired Companies as of and for the years ended December 31, 2011, 2012 and 2013, as required by, and in compliance with GAAP and Regulation S-X, and (B) unaudited financial statements, including combined balance sheets, statements of operations and statements of cash flows of the Acquired Companies as of and for the three and six month periods ended June 30, 2013 and 2014 (which shall have been reviewed by the independent accountants for the Acquired Companies, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722), as required by, and in compliance with GAAP and Regulation S-X.

(b)                                 Buyer acknowledges and agrees that (i) the obtaining of the Financing is not a condition to the Closing and (ii) none of Buyer’s respective obligations under this Agreement are conditioned in any manner upon Buyer or any of its Affiliates obtaining any financing in respect of the transactions contemplated hereby.

(c)                                  Notwithstanding anything contained herein or otherwise, nothing contained in this Section 6.23 shall require any such cooperation to the extent it would unreasonably disrupt the conduct of Sellers and the Non-Company Affiliates’ respective businesses. Buyer shall indemnify and hold harmless each of Sellers and the Non-Company Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.23, including efforts to identify material non-public information, in each case other than (i) with respect to any information provided by or on behalf of Sellers or any of the Non-Company Affiliates pursuant to this Section 6.23 or (ii) to the extent any of such Losses arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by Sellers or any of the Non-Company Affiliates and their respective Representatives.  Buyer shall, promptly upon request of Sellers, reimburse Sellers and the Non-Company Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Sellers and the Non-Company Affiliates (including those of their respective Representatives) in connection with the cooperation required by this Section 6.23.  In addition, none of the Acquired Companies shall be required to undertake any liability or obligation under any agreement or document related to the Financing, unless and until the Closing occurs or incur any liability in connection with the Financing prior to the Closing, other than as expressly contemplated by this Agreement.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

7.1.                            Representations and Warranties. (a) The representations and warranties made by Sellers in Articles III and IV (other than the Sellers Fundamental Representations and under Section 4.8(b)) shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties that speak as to a specific date, such representations and warranties shall be true and accurate as of such specific date, in each case, without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers set forth in such representations and warranties, except for any inaccuracies that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and (b) the representations and warranties of Sellers set forth in Sections 3.2, 3.4, 3.6, 4.3 and 4.17 (collectively, the “Sellers Fundamental Representations”) and Section 4.8(b) shall be true and accurate (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date.

7.2.                            Performance. Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

7.3.                            Officer’s Certificate. Each Seller shall have delivered to Buyer at the Closing a certificate of an officer of such Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

7.4.                            Orders and Laws. There shall not be any litigation or proceedings (filed by a Person other than Buyer or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening in writing to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

7.5.                            Consents and Approvals. The Required Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to the Closing hereunder.

7.6.                            Resignation of Members, Managers, Officers and Directors. Sellers shall have caused the resignation or removal of all members, managers, officers and directors, as applicable, nominated or appointed by Sellers or their respective Affiliates to any board or operating, management or other committee established under the Acquired Companies’ Charter

Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

7.7.                            Closing Deliveries. Sellers shall have executed and delivered or caused to be executed and delivered to Buyer all the items set forth in Section 2.4.

7.8.                            Title Matters.  Buyer shall have received title insurance policies or “marked up” title commitments from Sellers’ title insurance company or other nationally recognized title insurance company, insuring the applicable Project Company’s interest in the Real Property owned or leased by such company, and in each material easement in favor of the applicable Project Company necessary for the operation of such Project, effective as of the Closing Date, and such title policies or “marked-up” title commitments shall not be subject to any exceptions related to Liens other than Permitted Liens, unless otherwise waived by Buyer in its sole discretion.

7.9.                            Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

7.10.                     Certain Information. Not less than fifteen (15) consecutive Business Days prior to the Closing, Sellers shall have (or shall have caused the Acquired Companies to have) delivered the information set forth in Section 6.23 with respect to the Acquired Companies reasonably necessary or required pursuant to the terms of any Financing to prepare the confidential information memorandum, prospectus, offering documents, private placement memoranda and similar documents for such Financing; provided that (x) if such fifteen (15) consecutive Business Day period has not ended prior to August 16, 2014, then it will be deemed not to have commenced and will not commence until September 2, 2014, (y) November 28, 2014 shall be disregarded and shall not count as any such fifteen (15) consecutive Business Days contemplated hereby and (z) if such period has not ended prior to December 19, 2014, then it will not commence until January 5, 2015.

7.11.                     Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by Buyer’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VIII
SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in their sole discretion):

8.1.                            Representations and Warranties. (a) The representations and warranties made by Buyer in Article V (other than the Buyer Fundamental Representations) shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, in each case without giving effect to any “materiality,” “material adverse effect” or similar qualifiers set forth in such representations and warranties, except for any inaccuracies that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder, and (b) the representations and warranties of Buyer set forth in Sections 5.2 and 5.6 (collectively, the “Buyer Fundamental Representations”) shall be true and accurate (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date.

8.2.                            Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3.                            Release of Support Obligations. Sellers and their applicable Affiliates (other than the Acquired Companies) shall have been released from (a) all of the Support Obligations provided by Sellers or their Non-Company Affiliates under the Co-Owner Agreements and the LTSAs and (b) the Support Obligations in accordance with Section 6.5(b) such that the aggregate amount outstanding under all forms of Support Obligations that have not been released shall not exceed $75,000,000.

8.4.                            Officer’s Certificate. Buyer shall have delivered to Sellers at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

8.5.                            Orders and Laws. There shall not be any litigation or proceedings (filed by a Person other than a Seller or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening in writing to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

8.6.                            Consents and Approvals. The Required Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to the Closing hereunder.

8.7.                            Closing Deliveries. Buyer shall have executed and delivered or caused to be executed and delivered to Buyer all the items set forth in Section 2.5.

8.8.                            Frustration of Closing Conditions. No Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Seller’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE IX
TERMINATION

9.1.                            Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a)                                 at any time before the Closing, by any Seller or Buyer, by written notice to the other Parties, in the event that any Law or final order restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;

(b)                                 at any time before the Closing, by any Seller or Buyer, by notice to the Party that has materially breached its obligations hereunder and such breach (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article II) has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching Party shall have an additional thirty (30) days in which to effect such cure;

(c)                                  at any time before the Closing, by Buyer or any Seller, by notice to the other Parties, on or after the date that is nine (9) months after the date hereof (which date may be extended by any Party, by notice to the other Parties, for one additional three (3) month period if (i) applicable Governmental Authority approvals have not been obtained by the date that is nine (9) months after the date hereof and (ii) the lack of such Governmental Authority approvals is the sole reason that Buyer’s and/or Sellers’, as applicable, unwaived conditions to consummate the Closing are unfulfilled as of the date that is nine (9) months after the date hereof) (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)                                 by Buyer or any Sellers pursuant to Section 6.11 or 6.12, by notice to the other Parties in accordance with such Sections;

(e)                                  by Buyer pursuant to Section 6.19, by written notice to Sellers in accordance with such Section; or

(f)                                   by mutual written consent of Buyer and Sellers.

9.2.                            Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement as of the date of such termination, and such termination shall be without liability to the Parties or the Acquired Companies, except that (a) the covenants and agreements of the Parties set forth in Sections 6.2(b) (Indemnification for Access), 6.17 (Public Announcements), 6.18 (Confidentiality), 9.2 (Effect of Termination) and Article XI hereof shall survive any such termination and shall be enforceable hereunder, (b) except in the event of a termination under Section 9.1(f), nothing in this Section 9.2 shall be deemed to release any Party for any breaches of the representations, warranties or covenants contained in this Agreement prior to the time of such termination resulting from the intentional misconduct of such Party, and (c) nothing in this Section 9.2 shall be deemed to release any Party from any liability for fraud.  The damages recoverable by the non-breaching Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

ARTICLE X
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

10.1.                     Indemnification.

(a)                                 Subject to Section 10.2, from and after the Closing, Sellers shall indemnify, reimburse, defend and hold harmless Buyer, each of the Acquired Companies and their respective partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i)                         any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Sellers contained in this Agreement or any certificate delivered pursuant to Section 7.3;

(ii)                      any breach of any covenant or agreement of Sellers contained in this Agreement;

(iii)                   the Excluded Liabilities; any Excluded Item; and the GT Separation; and

(iv)                  any “bulk sales” Taxes relating to any Tax liability of Sellers for the Pre-Closing Taxable Period  imposed on Buyer as a successor or transferee of any Seller.

(b)                                 Subject to Section 10.2, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold each Seller and its respective partners, members, officers, employees, Affiliates and Representatives (collectively, the “Sellers Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Sellers Indemnified Party resulting from:

(i)                         any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant to Section 8.4;

(ii)                      any breach of any covenant or agreement of Buyer contained in this Agreement;

(iii)                   the Assigned Contracts, to the extent such Losses relate to periods on or after Closing;

(iv)                  the Continued Affiliate Contracts, to the extent such Losses relate to periods on or after Closing;

(v)                     any liabilities assumed by a Project Company pursuant to a Contribution Agreement (as amended, if applicable), to the extent that any Seller Indemnified Party has suffered any unreimbursed Losses; and

(vi)                  the Purchased Assets, to the extent such Losses relate to periods on or after Closing, subject to Buyer’s rights pursuant to Section 10.1(a).

10.2.                     Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)                                 the representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing; provided, however, that no Indemnified Party may make or bring a Claim for Loss with respect to (i) any representations or warranties contained in Articles III, IV or V (other than the Sellers Fundamental Representations, the representations and warranties set forth in Section 4.9 (Taxes) or the Buyer Fundamental Representations) or any covenants, agreements or obligations in Sections 6.2(b) (Indemnification for Access), 6.3 (Certain Restrictions) or 6.9 (Indebtedness; Distributions), after the one (1) year anniversary of the Closing Date, (ii) the Sellers Fundamental Representations or the Buyer Fundamental Representations, after the three (3) year anniversary of the Closing Date, (iii) the representations and warranties set forth in Section 4.9 (Taxes) and the covenants in Section 6.14 (Tax Matters) after the expiration of thirty (30) days following the expiration of the applicable statute of limitations (including extensions thereof consented to in writing by Sellers); and (iv) any other covenants, agreements or obligations of any Party that by their terms are to be performed prior to the Closing, after the one (1) year anniversary of the Closing Date;

(b)                                 any breach of a representation or warranty in this Agreement (other than a breach of a representation or warranty contained in Section 4.9 (Taxes) in connection with any single item or group of related items that results in Losses of less than $500,000 shall be deemed, for all purposes of this Article X, not to be a breach of such representation or warranty;

(c)                                  Sellers shall have no liability for breaches of representations and warranties in this Agreement pursuant to Section 10.1(a)(i) (other than a breach of a representation or warranty contained in Section 4.9 (Taxes)) until the aggregate amount of all Losses incurred by Buyer equals or exceeds one and one-half percent (1.5%) of the Base Purchase Price (the “Deductible Amount”), in which event Sellers shall be liable for Losses only to the extent they are in excess of the Deductible Amount (except as set forth below);

(d)                                 in no event shall Sellers’ aggregate liability (i) arising out of or relating to this Agreement, whether relating to breach of representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise (except as set forth in Section 10.2(j) below), exceed ten percent (10%) of the Base Purchase Price, except as set forth in clause (ii) below; and (ii) arising out of or relating to any breach of a Sellers Fundamental Representation, a breach of a representation or warranty contained in Section 4.9 (Taxes), a breach of Section 6.14 (Tax Matters) or for fraud (together with the aggregate liability pursuant to clause (i) above) exceed one hundred percent (100%) of the Base Purchase Price;

(e)                                  no Seller shall have any liability for any breach of a representation, warranty, covenant, agreement or obligation in this Agreement by any Seller (i) of which Buyer had knowledge prior to the date hereof or (ii) (x) of which Buyer did not have knowledge prior to the date hereof but of which Buyer had knowledge prior to the Closing Date and (y) where due to such breach Buyer’s conditions to the Closing in Article VII were not met (and for purposes of this Section 10.2(e), the documents disclosed to Buyer or its Representatives in the course of its due diligence, and their contents, are deemed to be known to Buyer); provided that this provision shall not apply to any breaches due to the intentional misconduct of a Seller;

(f)                                   notwithstanding anything to the contrary herein, the Parties agree that (i) each representation or warranty of each Seller made herein shall be limited solely to Sellers’ Knowledge as such representation or warranty relates to any of the Coal Participant Projects, Coal Participant Project Assets or Coal Participant Project Operators, (ii) each representation or warranty of each Seller made herein as such representation or warranty relates to any of the Coal Projects or the Coal Project Assets shall be limited to matters solely relating to the proportionate share in the undivided interest in the Coal Project Assets any Coal Project Company respectively owns, operates or utilizes, (iii) the requirement of any covenant, obligation or agreement of each Seller herein (other than those set forth in Article II) relating to any of the Coal Participant Projects, Coal Participant Project Assets or Coal Participant Project Operators shall be limited solely to (x) a requirement to use commercially reasonable efforts to perform such covenant, obligation or agreement and (y) in the case of a Coal Project or Coal Project Assets, matters solely relating to the proportionate share in the undivided interest in the Coal Project Assets any Coal Project Company respectively owns, operates or utilizes, and (iv) the requirements of Section 6.3(a) shall not be applicable to any action or failure to take action by any Coal Participant Project Operator on behalf of or for the benefit of any Coal Participant Project Company or any Coal Participant Project

(g)                                  the Parties shall have a duty to mitigate any Loss in connection with this Agreement;

(h)                                 no Seller shall have any liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved Asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement;

(i)                                     notwithstanding anything herein to the contrary, the limitations, covenants, agreements and obligations set forth in this Section 10.2 shall not apply to any Seller’s indemnification obligations pursuant to Section 10.1(a)(iii)-(iv);

(j)                                    the Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties, including insurance proceeds, in each case net of costs and expenses of such recoveries and net of any associated Tax benefits to the applicable Party or any Acquired Company (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder).  In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of costs and expenses of such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the Claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the indemnifying party regarding the amount of such indemnification payment;

(k)                                 (i) with respect to determining whether a breach or inaccuracy of a representation or warranty exists for purposes of Section 10.01(a)(i), other than with respect to Section 4.8(b), any qualifier in any such representation or warranty as to “Material Adverse Effect” shall be deemed to mean “material to the Acquired Companies, taken as a whole,” and (ii) solely with respect to the calculation of Losses with respect to such breach or inaccuracy, any qualifier as to “material”, “materiality”, “Material Adverse Effect” or similar materiality qualification in any such representation or warranty shall be disregarded.

(l)                                     for the avoidance of doubt, Sellers shall have no liability under Section 10.1(a) for any Losses to the extent such Losses were specifically included as a current liability in the calculation of Net Working Capital as finally determined pursuant to Section 2.6.

10.3.                     Release. Except for the remedies of Buyer with respect to any breach of the representations, warranties, covenants, and agreements of Sellers under this Agreement, the certificates to be delivered by Sellers pursuant to Section 7.3 or the Company Assignment Agreement or the Assignment and Assumption Agreement for and in consideration of the transfer of the Company Interests and the Assigned Contracts, respectively, effective as of the Closing, Buyer shall and shall cause its Affiliates (including the Acquired Companies) to absolutely and unconditionally release, acquit and forever discharge Sellers, their respective Affiliates and their respective present and former Representatives and each of their respective heirs, executors, administrators, successors and assigns, from any and all Losses and Non-Reimbursable Damages and any other obligations, liabilities and Claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Companies, or their respective Assets, businesses, operations, conduct, services, products and/or any plant employees whether related to any period of time before or after the Closing Date including as to liabilities under any Environmental Law; provided, however, that in the event Buyer, the Acquired Companies or any of Buyer’s other Affiliates are sued by Sellers or their Affiliates for any matter subject to this release, Buyer, the Acquired Companies or Buyer’s other Affiliates, as applicable, shall have the right to raise any defenses or counterclaims in connection with such lawsuits; provided, further, that this release shall not apply in the event of fraud or intentional misconduct of any such Person.  For the avoidance of doubt, the releases contemplated by this Section 10.3 shall, if the Closing shall occur, be deemed to be issued as of the Closing.

10.4.                     Waiver of Other Representations.

(a)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HERETO HEREBY AGREE, THAT NONE OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE COMPANY INTERESTS, THE ACQUIRED COMPANIES, PROJECTS OR ANY OF THE PURCHASED ASSETS, THE COAL PROJECT ASSETS OR ANY PART THEREOF, INCLUDING IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED OR

MADE AVAILABLE BY ANY SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN THE ONLINE DATA ROOM OR OTHERWISE, EXCEPT, IN EACH CASE, FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) EACH SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.13 AND 4.14 AND (II) EACH SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED COMPANIES, THE PURCHASED ASSETS OR THE COAL PROJECT ASSETS.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III AND IV, SELLERS’ INTERESTS IN THE ACQUIRED COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS OR THE RESPECTIVE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS.

10.5.                     Waiver of Remedies.

(a)                                 The Parties hereby agree that, except with respect to Claims for fraud (but not constructive fraud), no Party shall have any liability, and no Party or Indemnified Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, instrument or certificate delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this Article X and Section 6.14(c), and, should the Closing occur, the foregoing indemnification provisions of this Article X and Section 6.14(c) shall be the sole and exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement other than Claims for injunctive relief, specific performance or other equitable remedies; the Parties expressly intend that this Article X and Section 6.14(c) shall apply to direct Claims between the Parties for breach of this Agreement (whether or not involving a third party).

(b)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANOTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-Reimbursable Damages”); PROVIDED THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A THIRD-PARTY CLAIM SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

(c)                                  Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of any Seller shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Seller in this Agreement and no Representative or Affiliate of Buyer shall have any liability to any Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

10.6.                     Procedure with Respect to Third-Party Claims.

(a)                                 If any Party (or as to Buyer after the Closing, any Acquired Company) becomes subject to a pending Claim or Claim threatened in writing by a third party and such Party (the “Claiming Party”) believes it has a Claim against another Party (the “Responding Party”) under this Article X as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail.  The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)                                 If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 10.6, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest.  The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party.  The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Claim.  If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c)                                  If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within thirty (30) days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.6(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party Claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party Claim for a breach under this Agreement and the Claiming Party may not settle such Claim without the consent of the Responding Party not to be unreasonably withheld.  The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

10.7.                     Procedures with Respect to Retained Seller Actions.

(a)                                 Sellers hereby assume, and shall have the sole and exclusive authority and control over, the defense, investigation, commencement, prosecution, litigation, management, conduct, appeal and other rights in connection with all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel and other professionals) in connection with any Claims resulting from the matters set forth as items 2 and 6 on Schedule 4.5 (each, a “Retained Seller Action”).  In furtherance of the foregoing:

(i)                         each of Buyer, the Acquired Companies and their respective Affiliates shall use their commercially reasonable efforts to cooperate as reasonably requested by Sellers or any Non-Company Affiliates and make readily available to and afford to Sellers, the Non-Company Affiliates and their respective Representatives reasonable access to their Representatives, properties and books and records, subject to appropriate and reasonable confidentiality agreements (provided that the terms of any such agreement do not restrict actions to be taken in connection with the defense of any Retained Seller Action), to the extent reasonably related to such Retained Seller Action.  Without limiting the generality of the foregoing, each of Buyer, the Acquired Companies and their respective Affiliates shall use their commercially reasonable efforts to make available their Representatives for fact finding, consultation and interviews, and as witnesses to the extent that any such Person may reasonably be required in connection with any Retained Seller Action.  Access to such Persons shall be granted for reasonable periods of time during normal business hours or as otherwise mutually agreed.  The provision of access and other services pursuant to this Section 10.7(a)(i) shall be at no additional cost or expense of Sellers, other than for reasonable out-of-pocket expense;

(ii)                      Sellers may, without consent of Buyer, any Acquired Company or their respective Affiliates, compromise or settle any Retained Seller Action or consent to entry of judgment with respect thereto that requires solely money damages paid by Sellers.  Any other disposition by Sellers of any Retained Seller Action shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld or delayed; and

(iii)                   notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to pay or otherwise indemnify any Buyer Indemnified Party against any attorneys’ fees incurred by Buyer in connection with any Retained Seller Action unless Buyer reasonably shall have concluded (upon advice of its legal counsel) that, with respect to any Retained Seller Action, Buyer and Sellers may have different, conflicting or adverse legal positions or interests.

(b)                                 Buyer shall, and shall cause the Acquired Companies to, cooperate with Sellers and the Non-Company Affiliates in having any Seller or a Non-Company Affiliate substituted as the named party, the costs of obtaining such substitution to be borne by Sellers or such Non-Company Affiliates.  Absent a substitution, Buyer shall, and shall cause the Acquired Companies to, cooperate and assist as is reasonably needed (to the extent requested) in satisfying any procedural requirements in connection with any Retained Seller Action, which is being defended by any Seller or a Non-Company Affiliate, including by filing papers on such Seller’s or Non-Company Affiliate’s behalf.  Sellers shall use commercially reasonable efforts to effect such substitution.

(c)                                  None of the Buyer, the Acquired Companies or their respective Affiliates shall intentionally take any action or omit to take any action for the purpose of interfering with or adversely affecting the rights and powers of any Seller or Non-Company Affiliate pursuant to this Section 10.7.

10.8.                     Access to Information. After the Closing Date, Sellers and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Acquired Companies to grant to Sellers (or their respective designees), access at all reasonable times to all of the information, books and records relating to the Acquired Companies in their respective possession, and shall afford each such Party the right (at such Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims between the Parties arising under, this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1.                     Notices.

(a)                                 Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

Dynegy Inc.
601 Travis Street
Houston, TX 77002
Facsimile No.: (713) 507-6808
Attn: Catherine Callaway, Esq., Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036 Facsimile No.: (212) 354-8113 Attn: Michael S. Shenberg, Esq.

If to Generation Seller, to:

Duke Energy SAM, LLC c/o Duke Energy Corporation
550 South Tryon Street, DEC-45A
Facsimile No.: (980) 373-9962
Attn: Greer Mendelow, Deputy General Counsel

If to Retail Seller, to:

Duke Energy Commercial Enterprises, Inc. c/o Duke Energy Corporation
550 South Tryon Street, DEC-45A
Facsimile No.: (980) 373-9962
Attn: Greer Mendelow, Deputy General Counsel

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP
1251 Avenue of the Americas, 49th Floor
New York, NY 10020
Facsimile No.: (212) 508-6101
Attn:	John G. Klauberg, Esq.
Frederick J. Lark, Esq.

(b)  Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Eastern Time on any Business Day or during any non-Business Day.

11.2.                     Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Ancillary Agreements and the Related Agreements supersede all prior discussions and agreements between the Parties, both written and oral, with respect to the subject matter hereof and contain the sole and entire agreement between the Parties with respect to the subject matter hereof.

11.3.                     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

11.4.                     Disclosure. Each Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face.

11.5.                     Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.  Notwithstanding the foregoing, no waiver with respect to the provisions of which any Financing Source of Buyer is expressly made a third party beneficiary pursuant to Section 11.7 (and the related definitions and other provisions of this Agreement to the extent a waiver would serve to modify the substance or provisions of such sections) shall be permitted in a manner adverse to any Financing Source of Buyer without the prior written consent of the arrangers and lenders providing such Financing.

11.6.                     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.  Notwithstanding the foregoing, no amendments or modifications with respect to the provisions of which any Financing Source of Buyer is expressly made a third party beneficiary pursuant to Section 11.7 (and the related definitions and other provisions of this Agreement to the extent a modification would serve to modify the substance or provisions of such sections) shall be permitted in a manner adverse to any Financing Source of Buyer without the prior written consent of the arrangers and lenders providing such Financing.

11.7.                     No Third Party Beneficiary. Except for (x) the provisions of Section 6.2(b) (Indemnification for Access), Section 6.5(d)(ii) (Indemnification for Contributing Support Obligations), Section 6.14(d)(Tax Indemnity), Schedule 6.14(j) (Tax-Exempt Bond Matters), Sections 10.1(a) (Indemnification by Sellers) and (b) (Indemnification by Buyer) and Section 10.3 (Release) (which in the case of clause (x) are intended for the benefit of the Persons identified therein) and (y) Section 11.5 (Waiver), Section 11.6 (Amendment), this Section 11.7 (No Third Party Beneficiary), Section 11.13 (Governing Law; Venue; Jurisdiction), Section 11.14 (Waiver of Jury Trial), and Section 11.15 (Finance-Related Arrangements) (which in the case of clause (y) are expressly intended to benefit the Financing Sources), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including any Continuing Non-Unionized Employee or Unionized Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

11.8.                     Assignment; Binding Effect. Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates of Buyer, or to Buyer’s lenders for collateral security purposes, but such assignment shall not release Buyer from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so shall be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9.                     Specific Performance.  Each Party acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other Parties and that the non-breaching Parties shall not have an adequate remedy at law.  Therefore, it is agreed that in the event of such a breach, the non-breaching Party shall be entitled to injunctive relief, specific performance or other equitable remedies to enforce the terms and provisions of this Agreement in any state or federal court sitting in the Borough of Manhattan, the City of New York, New York, in addition to any other remedies it may have at law or in equity.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

11.10.              Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.11.              Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.12.              Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.13.              Governing Law; Venue; Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would require or permit the application of the Laws of any other jurisdiction.

(b)                                 Except as otherwise provided in Sections 2.6 and 2.7, each Party to this Agreement irrevocably submits to the exclusive jurisdiction of any state or federal court within the Borough of Manhattan, the City of New York, New York with respect to any proceeding arising out of or relating to this Agreement, including any proceeding arising out of or relating to any Financing or the performance thereof, and hereby irrevocably agrees that all Claims in respect of any such proceeding shall be heard and determined in such state or federal court.  Each Party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding, including with respect to any proceeding arising out of or relating to any Financing or the performance thereof, and agrees that it will not bring, and will not permit any of its Affiliates to bring, any proceeding relating to this Agreement, including any dispute arising out of or relating to any Financing or the performance thereof by the Acquired Companies or their officers, employees, advisors and other Representatives, in any court other than a state or federal court sitting in the Borough of Manhattan in the City of New York.  The Parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

11.14.              Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE RELATED AGREEMENTS OR ANY OTHER AGREEMENTS OR CERTIFICATES EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF).  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY PROCEEDING OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY RELATED AGREEMENT OR ANY RELATED INSTRUMENTS OR AGREEMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES (INCLUDING ANY FINANCING OR THE PERFORMANCE THEREOF). NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY RELATED AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.14.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.14 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.15.              Finance-Related Arrangements. Notwithstanding anything to the contrary contained herein, each Seller agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to such Seller or any of its respective

Affiliates relating to this Agreement, any related documentation or any of the transactions contemplated herein or therein (including any Financing).  This Section 11.15 is intended to benefit and may be enforced by any Financing Source and shall be binding on all successors and assigns of each Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLERS:

DUKE ENERGY SAM, LLC

By:	/s/ Brian D. Savoy
Name:	Brian D. Savoy
Title:	Chief Financial Officer

DUKE ENERGY COMMERCIAL ENTERPRISES, INC.

By:	/s/ Brian D. Savoy
Name:	Brian D. Savoy
Title:	Chief Accounting Officer

BUYER:

DYNEGY RESOURCE I, LLC

By:	/s/ Robert C. Flexon
Name:	Robert C. Flexon
Title:	President and Chief Executive Officer

APPENDIX I

Project Related Defined Terms

“Conesville Project” means the approximately 780 megawatt coal-fired electric generating plant located on a site in Conesville, Ohio, known as Unit 4, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“DE Conesville” means Duke Energy Conesville, LLC, a Delaware limited liability company.

“DE Dicks Creek” means Duke Energy Dicks Creek, LLC, a Delaware limited liability company.

“DE Fayette” means Duke Energy Fayette II, LLC, a Delaware limited liability company.

“DE Hanging Rock” means Duke Energy Hanging Rock II, LLC, a Delaware limited liability company.

“DE Killen” means Duke Energy Killen, LLC, a Delaware limited liability company.

“DE Lee” means Duke Energy Lee II, LLC, a Delaware limited liability company.

“DE Miami Fort” means Duke Energy Miami Fort, LLC, a Delaware limited liability company.

“DE Stuart” means Duke Energy Stuart, LLC, a Delaware limited liability company.

“DE Washington” means Duke Energy Washington II, LLC, a Delaware limited liability company.

“DE Zimmer” means Duke Energy Zimmer, LLC, a Delaware limited liability company.

“DECAM Coal” means DECAM Coal Gen FinCo, LLC, a Delaware limited liability company that is a direct wholly-owned subsidiary of DECAM HoldCo.

“DECAM Gas” means DECAM Gas Gen FinCo, LLC, a Delaware limited liability company that is a direct wholly-owned subsidiary of DECAM HoldCo.

“DECAM HoldCo” means DECAM Generation HoldCo, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of DECAM.

“Dicks Creek Project” means the approximately 136 megawatt natural gas-fired electric generating plant located on a site in Middletown, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Fayette Project” means the approximately 640 megawatt natural gas-fired combined cycle electric generating plant located on a site in Masontown, Pennsylvania, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Hanging Rock Project” means the approximately 1,274 megawatt natural gas-fired combined cycle electric generating plant located on a site in Ironton, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Killen Project” means the approximately 618 megawatt coal-fired electric generating plant located on a site in Wrightsville, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Lee Project” means the approximately 640 megawatt natural gas-fired electric generating plant located on a site in Dixon, Illinois, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Miami Fort Project” means the approximately 1,020 megawatt coal-fired electric generating plant, together with the approximately 68 megawatt oil-fired electric generating plant, both located on a site in North Bend, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plants, and all other improvements related to the ownership, operation and maintenance of said generating plants and associated equipment, excluding for all purposes the generating plant known as Unit 6 and the real and personal property associated therewith owned by Duke Energy Kentucky, Inc.

“Stuart Project” means the approximately 2,318 megawatt coal-fired electric generating plant located on a site in Aberdeen, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Washington Project” means the approximately 637 megawatt natural gas-fired combined cycle electric generating plant located on a site in Beverly, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Zimmer Project” means the approximately 1,338 megawatt coal-fired electric generating plant located on a site in Moscow, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.